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TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 49

Notice of annual meeting of stockholders
April 15, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders on Thursday, April 15, 2010, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:
  Elect directors for the next year.
  Consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2010.
  Consider and act upon such other matters as may properly come before the meeting.
Stockholders of record at the close of business on February 16, 2010, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach Senior Vice President, Secretary and General Counsel

Dallas, Texas
March 4, 2010

PAGE 50 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Table of contents

Voting procedures	50
Election of directors	50
Nominees for directorship	50
Director nomination process	52
Board diversity and nominee qualifications	52
Communications with the board	54
Corporate governance	54
Annual meeting attendance	54
Director independence	54
Board organization	55
Board and committee meetings	55
Board leadership structure	55
Committees of the board	56
Risk oversight by the board	58
Director compensation	58
2009 director compensation	59
Executive compensation	60
Compensation discussion and analysis	60
Compensation Committee report	70
2009 summary compensation table	70
Grants of plan-based awards in 2009	72
Outstanding equity awards at fiscal year-end 2009	73
2009 option exercises and stock vested	76
2009 pension benefits	77
2009 non-qualified deferred compensation	79
Potential payments upon termination or change in control	80
Audit Committee report	84
Proposal to ratify appointment of independent registered
public accounting firm	85
Additional information	85
Voting securities	85
Security ownership of certain beneficial holders	86
Security ownership of directors and management	86
Related person transactions	87
Compensation committee interlocks and insider participation	88
Cost of solicitation	88
Stockholder proposals for 2011	89
Vote required	89
Benefit plan voting	89
Section 16(a) beneficial ownership reporting compliance	89
Telephone and Internet voting	89
Stockholders sharing the same address	90
Electronic delivery of proxy materials	90

Proxy statement
March 4, 2010

Executive offices
12500 TI BOULEVARD, DALLAS, TEXAS 75243
MAILING ADDRESS: P. O. BOX 660199, DALLAS, TEXAS 75266-0199

Voting procedures
TI’s board of directors requests your proxy for the annual meeting of stockholders on April 15, 2010. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 4, 2010. If you come to the meeting, you can vote in person. If you don’t come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or Internet voting instructions, which can be found on the enclosed proxy. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

Election of directors
Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: RALPH W. BABB, JR., DAVID L. BOREN, DANIEL A. CARP, CARRIE S. COX, DAVID R. GOODE, STEPHEN P. MACMILLAN, PAMELA H. PATSLEY, WAYNE R. SANDERS, RUTH J. SIMMONS, RICHARD K. TEMPLETON and CHRISTINE TODD WHITMAN.
     If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.

Nominees for directorship
All of the nominees for directorship will be directors of the company at the time of the annual meeting. For a discussion of each nominee’s qualifications to serve as a director of the company, please see pages 52-54. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 51

Directors

RALPH W. BABB, JR. Age 61 Director Member, Audit Committee, effective March 15, 2010	PAMELA H. PATSLEY Age 53 Director since 2004 Chair, Audit Committee

DAVID L. BOREN Age 68 Director since 1995 Member, Audit Committee	WAYNE R. SANDERS Age 62 Director since 1997 Member, Audit Committee

DANIEL A. CARP Age 61 Director since 1997 Chair, Compensation Committee	RUTH J. SIMMONS Age 64 Director since 1999 Chair, Governance and Stockholder Relations Committee

CARRIE S. COX Age 52 Director since 2004 Member, Compensation Committee	RICHARD K. TEMPLETON Age 51 Chairman since 2008 and director since 2003

DAVID R. GOODE Age 69 Director since 1996 Member, Compensation Committee	CHRISTINE TODD WHITMAN Age 63 Director since 2003 Member, Governance and Stockholder Relations Committee

STEPHEN P. MACMILLAN Age 46 Director since 2008 Member, Audit Committee	Director not standing for reelection

JAMES R. ADAMS Member, Governance and Stockholder Relations Committee

PAGE 52 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Mr. Adams, a highly valued director since 1989, has attained the age of 70 since his last election and is, therefore, ineligible under the company’s by-laws to stand for reelection in 2010.

Director nomination process
The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Stockholder Relations Committee (the G&SR Committee), which is responsible for reviewing and recommending nominees to the board. The G&SR Committee is comprised solely of independent directors as defined by the rules of the New York Stock Exchange (NYSE) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter for the G&SR Committee. It can be found on our web site at www.ti.com/corporategovernance.
     It is a long-standing policy of the board to consider prospective board nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the G&SR Committee’s consideration can write to the Secretary of the G&SR Committee, Texas Instruments Incorporated, Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. The G&SR Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.
     In evaluating prospective nominees, the G&SR Committee looks for the following minimum qualifications, qualities and skills:

  Outstanding achievement in the individual’s personal career.
  Breadth of experience.
  Soundness of judgment.
  Ability to make independent, analytical inquiries.
  Ability to contribute to a diversity of viewpoints among board members.
  Willingness and ability to devote the time required to perform board activities adequately (in this regard, the G&SR Committee will consider the number of other boards on which the individual serves as a director, and in particular the board’s policy that directors should not serve on the boards of more than three other public companies).
  Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).
     Stockholders, non-employee directors, management and others may submit recommendations to the G&SR Committee.
     Mr. Babb was elected to the board effective March 15, 2010. He is the only director nominee for the 2010 annual meeting of stockholders who is standing for election by the stockholders for the first time. A search firm retained by the company to assist the G&SR Committee in identifying and evaluating potential nominees initially identified Mr. Babb as a potential director candidate. The search firm conducted research to identify a number of potential candidates, based on qualifications and skills the G&SR Committee determined that candidates should possess. It then conducted further research on the candidates in whom the G&SR Committee had the most interest. The board’s current size is within the desired range as stated in the board’s corporate governance guidelines.

Board diversity and nominee qualifications
As indicated by the criteria above, the board prefers a mix of background and experience among its members. The board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the company. The effectiveness of this approach is evidenced by the directors’ participation in the insightful and robust yet collegial deliberation that occurs at board and committee meetings and in shaping the agendas for those meetings.
     As it considered director nominees for the 2010 annual meeting, the board kept in mind that the most important issues it considers typically relate to the company’s strategic direction; succession planning for senior executive positions; the company’s financial performance; the challenges of running a large, complex enterprise, including the management of its risks; major acquisitions and divestitures; and significant capital investment and research and development (R&D) decisions. These issues arise in the context of the company’s operations, which primarily involve the manufacture and sale of semiconductors all over the world into communications, computing, industrial and consumer electronics end markets.
     As described below, each of our director nominees has achieved an extremely high level of success in his or her career, whether at multi-billion dollar worldwide corporate enterprises, major U.S. universities or large governmental organizations. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them (other than the company’s chairman and CEO) has experience in serving on the board of directors of at least one other major corporation, and two have served in high political office, all of which provides additional relevant experience on which each nominee can draw.
     The board in concluding that each nominee should serve as a director relied on the specific experiences and attributes listed below and on the direct personal knowledge (except as to Mr. Babb, who will join the board March 15, 2010) born of previous service on the board, that each of the nominees brings insight and collegiality to board deliberations.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 53

Mr. Babb

  As chairman and CEO of Comerica Incorporated and Comerica Bank (2002-present) and through a long career in banking, has gained first-hand experience in managing large, complex institutions, as well as insight into financial markets, which experience is particularly relevant to the company due to its global presence.
  As chief financial officer of Comerica Incorporated and Comerica Bank (1995-2002), controller and later chief financial officer of Mercantile Bancorporation (1978-1995), and auditor and later audit manager at the accounting firm of Peat Marwick Mitchell & Co. (1971-1978), gained extensive audit knowledge and experience in audit- and financial control-related matters.
Mr. Boren

  As president of the University of Oklahoma (1994-present), has gained first-hand experience in managing a large, complex institution, and has developed deep insight into the development and training of engineers, scientists and technologists, on whom the company relies for its next generation of employees.
  As a United States Senator (1979-1994) and Governor of the state of Oklahoma (1975-1979), developed keen insight into the workings of government on the federal and state level and how they might impact company operations.
  As a director of AMR Corporation (1994-present), has helped oversee the strategy and operations of a major multinational corporation. Is also a director of Continental Resources, Inc. (2009-present) and Torchmark Corporation (1996-present).
Mr. Carp

  As chairman and CEO (2000-2005) and president (1997-2001, 2002-2003) of Eastman Kodak Company, gained first-hand experience in managing a large, multinational corporation focused on worldwide electronic consumer markets (which are of relevance to the company), with ultimate management responsibility for the corporation’s financial performance and its significant investments in capital and R&D.
  As chairman of the board of directors of Delta Airlines (2007-present) and a director of Liz Claiborne, Inc. (2006-2009) and Norfolk Southern Corporation (2006-present), has helped oversee the strategy and operations of major multinational corporations in various industries, including some that are capital-intensive.
Ms. Cox

  As executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation (2003-2009) and executive vice president and president of Global Prescription Business at Pharmacia Corporation (1997-2003), gained first-hand experience in managing large, multinational organizations focused on medical-related markets (which are of relevance to the company), with responsibility for those organizations’ financial performance and significant capital and R&D investments. Is also a director of Cardinal Health, Inc. (2009-present) and Celgene Corporation (2009-present).
Mr. Goode

  As chairman of the board (1992-2006) and CEO (1992-2005) of Norfolk Southern Corporation, gained first-hand experience managing a large, complex transportation-related corporation, with ultimate management responsibility for its financial performance and its significant capital and R&D investments.
  As a director of Caterpillar, Inc. (1993-present), Delta Airlines, Inc. (1999-present), and Georgia Pacific Corp. (1992-2005), has helped oversee the strategy and operations of major multinational corporations, including some that are capital-intensive. Is also a director of Russell Reynolds Associates, Inc. (2005-present).
Mr. MacMillan

  As chairman (2009-present), director and CEO (2005-present) and president and chief operating officer (2003-2004) of Stryker Corporation, and sector vice president, global specialty operations at Pharmacia Corporation (1999-2003), has gained first-hand experience in managing a large, multinational corporation focused on medical-related markets (which are of relevance to the company), with ultimate management responsibility for the corporation’s financial performance and its significant investments in capital and R&D.
Ms. Patsley

  As chairman and CEO (2009-present) of MoneyGram International, Inc., senior executive vice president of First Data Corporation (2000-2007), and president and CEO of Paymentech, Inc. (1991-2000), has gained first-hand experience managing large, multinational organizations, including the application of technology in the financial services sector, with ultimate management responsibility for their financial performance and significant capital investments.
  As audit committee chair at the company, a member of the audit committee at Dr Pepper Snapple Group, Inc., chief financial officer of First USA, Inc. (1987-1994), and a former auditor at KPMG Peat Marwick for almost six years before joining First USA, has developed a keen appreciation for audit- and financial control-related issues.
  As a director of Dr Pepper Snapple Group, Inc. (2008-present), and a former director of Molson Coors Brewing Company (2005-2009) and Adolph Coors Company (1996-2005), has helped oversee the strategy and operations of other major multinational corporations.
Mr. Sanders

  As chairman (1992-2003) and CEO (1991-2002) of Kimberly-Clark Corporation, has gained first-hand experience in managing a large, multinational consumer goods corporation, with ultimate management responsibility for its financial performance and its significant capital and R&D investments.

PAGE 54 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT
  As chairman of Dr Pepper Snapple Group, Inc. (2008-present) and director of Belo Corporation (2003-present), has helped oversee the strategy and operations of other large corporations. Is a former director of Adolph Coors Company (1995-2005).
Ms. Simmons
  As president of Brown University (2001-present) and president of Smith College (1995-2001), has gained first-hand experience in managing large, complex institutions, and has developed deep insight into the development and training of professionals including engineers, scientists and technologists, on whom the company relies for its next generation of employees.
  As a director of The Goldman Sachs Group, Inc. (2000-2010) and Pfizer, Inc. (1997-2007), has helped oversee the strategy and operations of other large corporations.
Mr. Templeton

  As a 29-year veteran of the semiconductor industry, serving the last 14 years at a senior level at the company, including as chairman since April 2008, CEO since 2004 and director since 2003, has developed a deep knowledge of all aspects of the company and of the semiconductor industry.
Ms. Whitman

  As Administrator of the Environmental Protection Agency (2001-2003) and Governor of the state of New Jersey (1994-2000), has gained first-hand experience managing a large, complex organization and has developed keen insight into the workings of government on the federal and state level and how they might impact company operations.
  As a director of S.C. Johnson & Son, Inc. (2003-present) and United Technologies Corp. (2003-present), has helped oversee the strategy and operations of other large corporations.

Communications with the board
Stockholders and others who wish to communicate with the board as a whole, or to individual directors, may write to them at: P.O. Box 655936, MS 8658, Dallas, Texas 75265-5936. All communications sent to this address will be shared with the board or the individual director, if so addressed.

Corporate governance
The board has a long-standing commitment to responsible and effective corporate governance. The board’s corporate governance guidelines (which includes the director independence standards), the charters of each of the board’s committees, TI’s code of business conduct and our code of ethics for our chief executive officer and senior financial officers are available on our web site at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, Texas, 75266-0199, Attn: Investor Relations.

Annual meeting attendance
It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and board members. In 2009, all directors attended TI’s annual meeting of stockholders.

Director independence
The board has adopted the following standards for determining independence.
A.	In no event will a director be considered independent if:
	1.	He or she is a current partner of or is employed by the company’s independent auditors; or
	2.	An immediate family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and personally works on the company’s audit.
B.	In no event will a director be considered independent if, within the preceding three years:
	1.	He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer) or any of its subsidiaries;
	2.	He or she received more than $120,000 during any twelve-month period in direct compensation from TI (other than (a) director and committee fees and pension or other forms of deferred compensation and (b) compensation received for former service as an interim chairman of the board, chief executive officer or other executive officer);
	3.	An immediate family member of the director was employed as an executive officer by the company or any of its subsidiaries;
	4.	An immediate family member of the director received more than $120,000 during any twelve-month period in direct compensation from TI (excluding compensation as a non-executive officer employee of the company);
	5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;
	6.	An immediate family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;
	7.	He or she was an executive officer of another company, at which any of TI’s current executive officers at the same time served on that company’s compensation committee;
	8.	An immediate family member of the director was an executive officer of another company at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 55

	9.	He or she was, and remains at the time of the determination, an executive officer or employee of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”); or
	10.	An immediate family member of the director was, and remains at the time of the determination, an executive officer of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”).
C.	Audit Committee members may not accept any consulting, advisory or other compensatory fee from TI, other than in their capacity as members of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with TI (provided that such compensation is not contingent in any way on continued service).
D.	The following relationships will not be considered material relationships with the company for the purpose of determining director independence:
	1.	A director is an employee, director or trustee of a charitable organization and TI or the TI Foundation makes discretionary contributions to that organization that are less than the greater of $50,000 or 2 percent of the organization’s latest publicly available consolidated gross revenue.
	2.	A director is an employee, director or trustee of another entity that is indebted to TI or to which TI is indebted, and the total amount of either company’s indebtedness to the other is less than 2 percent of the total consolidated assets of the entity he or she serves as an executive officer, director or trustee.
     For any other relationship, the determination of whether it is material, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.
     For purposes of these independence determinations, “immediate family member” will have the same meaning as under the NYSE rules.
     Applying these standards, the board has determined that the following directors have no material relationship with the company other than as a director and are, therefore, independent: Mr. Adams, Mr. Babb, Mr. Boren, Mr. Carp, Ms. Cox, Mr. Goode, Mr. MacMillan, Ms. Patsley, Mr. Sanders, Ms. Simmons and Ms. Whitman.

Board organization

Board and committee meetings
During 2009, the board held nine meetings. The board has three standing committees described below. The committees of the board collectively held 27 meetings in 2009. Overall attendance at board and committee meetings was approximately 98 percent.

Board leadership structure
In 2009, the board, led by its G&SR Committee, conducted an in-depth review of the board’s leadership structure. This review followed the submission and defeat at the 2009 annual meeting of a stockholder proposal that asked for the board to implement a policy that the position of chairman of the board be held by an independent director.
     The board’s current leadership structure combines the positions of chairman and CEO, and uses a rotating lead director approach whereby the chair of the appropriate board committee leads independent directors’ executive sessions at which the principal item to be discussed is within the scope of authority of his or her committee. If there is no principal item, the chair of the G&SR Committee presides. The board chose this structure to facilitate oversight of management and to fully engage all independent directors. For example, independent directors meet in executive session at each regularly scheduled meeting to voice their observations and to shape future board agendas. Immediately following each session, the director who served as lead notifies the CEO of the independent directors’ assessment of the meeting and desired agenda for future meetings. Each director has an equal stake in the board’s actions and equal accountability to the corporation and its stockholders.
     In its discussions over the course of several months, the board used two questions to guide its considerations: would stockholders be better served and would the board be more effective with a different structure. The board’s discussion included a review of the practices of other companies and insight into the preferences of top stockholders, as gathered from face-to-face dialogue and review of published guidelines. The board also considered how board roles and interactions would change if it established a permanent lead director. In particular, the board noted that implementation of such a model could result in less engagement by independent directors (other than the permanent lead director) than exists under the current model, an outcome considered highly undesirable by the board.
     After candid discussions, the board determined that a change in leadership structure would offer no net benefit to stockholders, and in fact, the current practice of a rotating director is superior in its ability to encourage active involvement, independent thinking and an environment of equal influence among all directors. The board concluded its review by reaffirming its belief that there is no uniform solution for a board leadership structure. Indeed, the company has had varying board leadership models over its history, at times separating the positions of chairman and CEO and at times combining the two. The board believes that the right structure should be informed by the needs and circumstances of the company, its board and its stockholders, and directors should remain adaptable to shaping the leadership structure as those needs change.

PAGE 56 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Committees of the board
Audit Committee. The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All members of the Audit Committee are independent under the rules of the NYSE and the board’s corporate governance guidelines. Since January 1, 2009, the committee members have been Ms. Patsley (Chair), Mr. Boren, Mr. MacMillan and Mr. Sanders. Mr. Babb will join the Committee effective March 15, 2010. The Audit Committee is generally responsible for:

  Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.
  Reviewing the annual report of TI’s independent registered public accounting firm related to quality control.
  Reviewing TI’s annual reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.
  Reviewing TI’s audit plans.
  Reviewing before issuance TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.
  Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be reviewed under applicable legal or regulatory requirements.
  Reviewing relationships between the independent registered public accounting firm and TI.
  Reviewing and discussing the adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports with management and with the independent registered public accounting firm.
  Creating and periodically reviewing TI’s whistleblower policy.
  Reviewing TI’s risk assessment and risk management policies.
  Reviewing TI’s compliance and ethics program.
  Reviewing a report of compliance of management and operating personnel with TI’s code of business conduct, including TI’s conflict of interest policy.
  Reviewing TI’s non-employee-related insurance programs.
  Reviewing changes, if any, in major accounting policies of the company.
  Reviewing trends in accounting policy changes that are relevant to the company.
  Reviewing the company’s policy regarding investments and financial derivative products.
     The board has determined that all members of the Audit Committee are financially literate and have financial management expertise, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Ms. Patsley as the Audit Committee financial expert as defined in the Securities Exchange Act of 1934, as amended.
     The Audit Committee met seven times in 2009. The Audit Committee holds regularly scheduled meetings and reports its activities to the board. The committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between Audit Committee members and our internal auditors. Please see page 84 for a report of the committee.

Compensation Committee. The Compensation Committee consists of three independent directors. Since January 1, 2009, the committee members have been Mr. Carp (Chair), Ms. Cox and Mr. Goode. The committee is responsible for:

  Reviewing and approving company goals and objectives relevant to CEO compensation.
  Evaluating the CEO’s performance in light of those goals and objectives.
  Setting the compensation of the CEO and other executive officers.
  Overseeing administration of employee benefit plans.
  Making recommendations to the board regarding:
  Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) the board must approve.
  Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.
  Purchase of company stock in connection with employee benefit plans.
  Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board.
     The Compensation Committee holds regularly scheduled meetings, reports its activities to the board, and consults with the board before setting annual executive compensation. During 2009, the committee met eleven times. Please see page 70 for a report of the committee.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 57

     In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has the authority to retain any advisors it deems appropriate to carry out its responsibilities. The committee retained Pearl Meyer & Partners as its compensation consultant for the 2009 compensation cycle. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels, decision-making processes and other matters within the scope of the committee’s charter. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee in these matters with such items as peer-group assessment, analysis of the executive compensation market, and compensation recommendations.
     The Compensation Committee considers it important that its compensation consultant’s objectivity not be compromised by other business engagements with the company or its management. In support of this belief, the committee adopted a policy in June 2007 on compensation consultants. A copy of the policy may be found on www.ti.com/corporategovernance. During 2009, neither the consultant nor any of its affiliates performed services for TI other than pursuant to the engagement by the committee.
     The Compensation Committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.
     The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee. The CEO is excused from the meeting during any discussion of his own compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. During the committee’s deliberations on executive compensation, the CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for her compensation.
     The Compensation Committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, employee stock purchase plan and employee benefit plans to (i) one or more committees of the board established or delegated authority for that purpose; or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.
     Pursuant to that authority, the Compensation Committee has delegated to a special committee established by the board the authority to grant a limited number of stock options and restricted stock units under the company’s long-term incentive plans. The sole member of the special committee is Mr. Templeton. The special committee has no authority to grant, amend or terminate any form of compensation to TI’s executive officers. The Compensation Committee reviews the grant activity of the special committee.

Governance and Stockholder Relations Committee. All members of the G&SR Committee are independent. Since January 1, 2009, the committee members have been Ms. Simmons (Chair), Mr. Adams and Ms. Whitman. The G&SR Committee is generally responsible for:

  Making recommendations to the board regarding:
  The development and revision of our corporate governance principles.
  The size, composition and functioning of the board and board committees.
  Candidates to fill board positions.
  Nominees to be designated for election as directors.
  Compensation of board members.
  Organization and responsibilities of board committees.
  Succession planning by the company.
  Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.
  Election of executive officers of the company.
  Topics affecting the relationship between the company and stockholders.
  Public issues likely to affect the company.
  Responses to proposals submitted by stockholders.
  Reviewing:
  Contribution policies of the company and of the TI Foundation.
  Revisions to TI’s code of ethics.
  Electing officers of the company other than the executive officers.
  Overseeing an annual evaluation of the board and the committee.
     The G&SR Committee met nine times in 2009. The G&SR Committee holds regularly scheduled meetings and reports its activities to the board. Please see page 52 for a discussion of stockholder nominations and page 54 for a discussion of communications with the board.

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Risk oversight by the board
It is management’s responsibility to assess and manage the various risks TI faces. It is the board’s responsibility to oversee management in this effort. In exercising its oversight, the board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.
     Management generally views the risks TI faces as falling into the following categories: strategic, operational, financial and compliance. The board as a whole has oversight responsibility for the company’s strategic and operational risks (e.g., major initiatives, competitive markets and products, sales and marketing, and research and development). Throughout the year the CEO discusses these risks with the board during strategy reviews that focus on a particular business or function. In addition, at the end of the year, the CEO provides a formal report on the top strategic and operational risks.
     TI’s Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the board committees. For example, the Audit Committee oversees compliance with the company’s code of conduct and finance- and accounting-related laws and policies, as well as the company’s compliance program itself; the Compensation Committee oversees compliance with the company’s executive compensation plans and related laws and policies; and the G&SR Committee oversees compliance with governance-related laws and policies, including the company’s corporate governance guidelines.
     The Audit Committee oversees the company’s approach to risk management as a whole. It reviews the company’s risk management process at least annually by means of a presentation by the CFO.

Director compensation
The G&SR Committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors, with the board making the final determination. The committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility it is supported by TI’s Human Resources organization. The CEO, the senior vice president responsible for Human Resources and the Secretary review the recommendations made to the committee. The CEO also votes, as a member of the board, on the compensation of non-employee directors.
     The compensation arrangements in 2009 for the non-employee directors were:

  Annual retainer of $80,000 for board and committee service.
  Additional annual retainer of $20,000 for the chair of the Audit Committee.
  Additional annual retainer of $10,000 for each of the chairs of the Compensation Committee and the Governance and Stockholder Relations Committee.
  Annual grant of a 10-year option to purchase 7,000 shares of TI common stock pursuant to the terms of the Texas Instruments 2003 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2003. The exercise price of the option is the closing price of the company’s common stock on the date of the grant. These non-qualified options become exercisable in four equal annual installments beginning on the first anniversary of the grant and also will become fully exercisable in the event of a change in control (as defined in the Director Plan) of TI.
  Annual grant of 2,500 restricted stock units pursuant to the terms of the Director Plan. The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. If a director is not a member of the board on the fourth anniversary of the grant, restricted stock units will nonetheless settle on such anniversary date if the director has completed eight years of service prior to termination or the director’s termination was due to death, disability or ineligibility to stand for reelection under the company’s by-laws. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock.
  $1,000 per day compensation for other activities designated by the chairman.
     The board has determined that grants of equity compensation to non-employee directors will be timed to occur when grants are made to our U.S. employees in connection with the annual compensation review process. Accordingly, equity grants to non-employee directors are made in January. Please see the discussion regarding the timing of equity compensation grants in the Compensation Discussion and Analysis on page 68.
     Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated TI events. In addition, non-employee directors may travel on company aircraft to and from these meetings and other designated events. On occasion, directors’ spouses are invited to attend board events; the spouses’ expenses incurred in connection with attendance at those events are also reimbursed.
     Under the Director Plan, some directors have chosen to defer all or part of their cash compensation until they leave the board (or certain other specified times). These deferred amounts were credited to either a cash account or stock unit account. Cash accounts earn interest from TI at a rate currently based on Moody’s Seasoned Aaa Corporate Bonds. For 2009, that rate was 6.01 percent. Stock unit accounts fluctuate in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Directors may also defer settlement of the restricted stock units that they receive.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 59

     We have arrangements with certain customers whereby our employees may purchase specific consumer products containing TI-manufactured components at discounted pricing. In addition, the TI Foundation has an educational and cultural matching gift program. In both cases, directors are entitled to participate on the same terms and conditions available to employees.
     Non-employee directors are not eligible to participate in any TI-sponsored pension plan.
     In April 2009, stockholders approved the Texas Instruments 2009 Director Compensation Plan (2009 Plan). Director compensation to be paid under the 2009 Plan is the same as described above, except that the change-in-control terms differ. The 2009 Plan contains “double-trigger” change-in-control terms such that a change in control does not, by itself, trigger vesting of grants made under the plan. Instead, termination of service on the board following a change in control is required to trigger vesting.

2009 director compensation
The following table shows the compensation of all persons who were non-employee members of the board during 2009 for services in all capacities to TI in 2009, except as otherwise indicated.

					Change in
					Pension
					Value and
					Non-qualified
				Non-equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in	Awards	Awards	Compensation	Earnings	Compensation
Name (1)	Cash ($)(2)	($)(3)	($)(4)	($)	(5)	($)(6)	Total ($)
J. R. Adams	$82,000	$37,375	$38,010	—	—	$10,655	$168,040
D. L. Boren	$80,000	$37,375	$38,010	—	—	$11,761	$167,146
D. A. Carp	$90,000	$37,375	$38,010	—	—	$8,531	$173,916
C. S. Cox	$81,000	$37,375	$38,010	—	$262	$20	$156,667
D. R. Goode	$80,000	$37,375	$38,010	—	—	$26,589	$181,974
S. P. MacMillan	$80,000	$37,375	$38,010	—	—	$20	$155,405
P. H. Patsley	$100,000	$37,375	$38,010	—	—	$4,720	$180,105
W. R. Sanders	$80,000	$37,375	$38,010	—	—	$8,531	$163,916
R. J. Simmons	$90,000	$37,375	$38,010	—	$352	$20	$165,757
C. T. Whitman	$81,000	$37,375	$38,010	—	—	$20	$156,405

(1)	Mr. Babb was elected to the board effective March 15, 2010, and accordingly received no compensation for services as a TI director in 2009.

(2)	Includes amounts deferred at the director’s election.

(3)
Shown is the aggregate grant date fair value of awards granted in 2009 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification™ Topic 718, Compensation-Stock Compensation (ASC 718). The discussion of the assumptions used for purposes of calculating the grant date fair value appears on pages 12-15 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2009.

The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named individuals as of December 31, 2009.

Restricted Stock
Name	Units (in shares)
J. R. Adams	26,012
D. L. Boren	30,380
D. A. Carp	16,164
C. S. Cox	9,500
D. R. Goode	21,132
S. P. MacMillan	4,500
P. H. Patsley	9,500
W. R. Sanders	17,100
R. J. Simmons	15,500
C. T. Whitman	9,500

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Each restricted stock unit represents the right to receive one share of TI common stock. For restricted stock units granted prior to 2007, shares are issued at the time of mandatory retirement from the board (age 70) or upon the earlier of termination of service from the board after completing eight years of service or death or disability. For information regarding share issuances under restricted stock units granted after 2006, please see the discussion on page 58.

(4)
Shown is the aggregate grant date fair value of awards granted in 2009 calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears on pages 12-15 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2009.

The table below shows the aggregate number of shares underlying outstanding stock options held by the named individuals as of December 31, 2009.

Name	Options (in shares)
J. R. Adams	106,000
D. L. Boren	78,500
D. A. Carp	106,000
C. S. Cox	51,000
D. R. Goode	106,000
S. P. MacMillan	7,000
P. H. Patsley	51,000
W. R. Sanders	106,000
R. J. Simmons	106,000
C. T. Whitman	66,000

The terms of these options are as set forth on page 58 except that for options granted before November 2006, the exercise price is the average of the high and low price of the company’s common stock on the date of grant.

(5)	SEC rules require the disclosure of earnings on deferred compensation accounts to the extent that the rate of interest exceeds a specified rate (Federal Rate), which is 120 percent of the applicable federal long-term rate with compounding. Under the terms of the Director Plan, deferred compensation cash accounts earn interest at a rate based on Moody’s Seasoned Aaa corporate bonds. For 2009, this interest rate exceeded the Federal Rate by 0.63%. Shown is the amount of interest earned on the directors’ deferred compensation accounts that was in excess of the Federal Rate.

(6)	Consists of (a) the annual cost ($20 per director) of premiums for travel and accident insurance policies, (b) contributions under the TI Foundation matching gift program of $10,000, $14,828 and $ 4,700 for Mr. Adams, Mr. Goode and Ms. Patsley, respectively, and (c) for certain individuals, costs related to the Director Award Program. Each director whose service commenced prior to June 20, 2002, is eligible to participate in the Director Award Program, a charitable donation program under which we will contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by us. The contributions are made following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company. In accordance with SEC rules, we have included the company’s annual costs under the program in All Other Compensation of the directors who participate. These costs include third-party administrator fees for the program and premiums on life insurance policies to fund the program. Messrs. Adams, Boren, Carp, Goode and Sanders participate in this program.

Executive compensation

Compensation discussion and analysis
This section describes TI’s compensation program for executive officers. It will provide insight into the following:
  The elements of the 2009 compensation program, why we selected them and how they relate to one another; and
  How we determined the amount of the compensation for 2009.
     Currently, TI has 15 executive officers. These executives have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics. Details of compensation for our CEO, CFO and the three other highest paid individuals who were executive officers in 2009 (collectively called the “named executive officers”) can be found in the tables beginning on page 70.

Executive summary
  The Compensation Committee of TI’s board of directors is responsible for setting the compensation of all TI executive officers. The committee consults with the other independent directors and its compensation consultant before setting annual compensation for the executives. The committee chair regularly reports on committee actions at board meetings.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 61
  The primary goal of the compensation program is to provide meaningful incentives that motivate executive officers to achieve profitable growth and deliver shareholder value. To achieve this goal, the committee has designed the compensation program to (1) pay for performance; and (2) deliver rewards in ways that encourage executives to think and act in both the near-term and long-term interests of our stockholders.
  The executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of the company and stockholders, and not to promote excessive risk-taking by our executives. For example, in awarding bonuses, the committee uses a broad variety of financial measures, and considers the company’s strategic position, so as to provide a balanced view of the company’s performance. Moreover, the company’s performance on those measures is assessed on both a relative and absolute basis, and over a one-year and a three-year period, to provide further context for the committee’s assessment. Approximately two-thirds of the executives’ compensation package is long-term compensation consisting of restricted stock units (which do not vest until four years after the grant date) and stock options (which vest in equal increments over four years and have no value unless the stock price has risen since the grant date). The committee believes that in total, its approach encourages executives to focus on the overall performance of the company and aligns their interests with those of stockholders.
  In a cyclical industry such as ours, in which market conditions and therefore growth and profitability can change quickly, we do not use formulas, thresholds or multiples to determine compensation awards. The only exception to this is the broad-based profit sharing program.
  All executive officers are employed at will. None has an employment contract.
  Executive compensation has cash and non-cash components. The cash components are base salary, profit sharing and performance bonus. The non-cash component is equity compensation in the form of non-qualified (NQ) stock options and restricted stock units. In addition, executive officers get the same benefits as other U.S. employees and a few perquisites, such as financial counseling and executive physicals.
  Setting cash compensation: base salary is generally set to be below the market median; profit sharing is determined according to a formula and depends on the level of the company’s annual operating profit as a percentage of revenue; and bonuses are set at a level that, in the committee’s judgment, appropriately reflects the company’s near-term performance as compared with competitors, its strategic progress, and the performance of the operations for which the executive is responsible.
  Setting equity compensation: the primary consideration is the level of equity compensation granted to similarly situated executive officers at a peer group of companies (the “Comparator Group” discussed below).
Compensation elements
The primary elements of our executive compensation program are as follows:

Near-term compensation, paid in cash

Element	Purpose	Policy	Terms
Base salary	Basic, least variable form of compensation	Pay slightly below market median in order to weight total compensation to the performance-based elements described below	Paid twice monthly

Profit sharing	Broad-based program designed to emphasize that each employee contributes to the company’s profitability and can share in it
Pay according to a formula that focuses employees on a company goal, and at a level that will affect behavior. Profit sharing is paid in addition to any performance bonus awarded for the year.

For the last five years, the formula has been based on company-level annual operating profit margin. The formula was set by the TI board. The committee’s practice has been not to adjust amounts earned under the formula.

Payable in a single cash payment shortly after the end of the performance year

As in recent years, the formula for 2009 was:
  Below 10% company-level annual operating profit as a percentage of revenue (“Margin”): No profit sharing
  At 10% Margin: profit sharing = 2% of base salary
  At Margin above 10%: profit sharing increases by 0.5% of base salary for each percentage point of Margin between 10% and 24%, and 1% of base salary for each percentage point of Margin above 24%. The maximum profit sharing is 20% of base salary.
In 2009, TI delivered Margin of 19.1%. As a result, all eligible employees, including executive officers, received profit sharing of 6.55% of base salary.

PAGE 62 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Element	Purpose	Policy	Terms
Performance bonus	To motivate executives and reward them according to the company’s relative and absolute performance and the executive’s individual performance
Bonus is set to bring total cash compensation (base salary, profit sharing and bonus) to the appropriate level.

The appropriate level for total cash is determined primarily on the basis of one-year and three-year company performance on certain measures (revenue growth percent, operating margin and total shareholder return) as compared to competitors and on our strategic progress in key markets and with customers.1 These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term shareholder value.

The committee aims to pay total cash compensation appropriately above median if company performance is above that of competitors, and pay total cash compensation appropriately below the median if company performance is below competitors.

The committee does not rely on formulas or performance targets or thresholds. Instead it uses its judgment based on its assessment of the factors described above.

Determined by the committee and paid in a single payment after the performance year

Long-term compensation, awarded in equity

Non-qualified stock options and restricted stock units	Alignment with shareholders; long-term focus; retention, particularly with respect to restricted stock units	We grant a combination of NQ stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executives in similar positions at the Comparator Group.	The terms and conditions of stock options and restricted stock units are summarized on pages 75-76. The committee’s grant procedures are described on page 68.

Comparator group
The Compensation Committee considers the market level of compensation when setting the salary, bonuses and equity compensation of the executive officers. The committee targets salary slightly below market median in order to weight total compensation to performance-based elements. To estimate the market level of pay, the committee uses information provided by its compensation consultant and TI’s Compensation and Benefits organization about compensation paid to executives in similar positions at Comparator Group companies.
     The committee sets the Comparator Group. In general, the Comparator Group companies (1) are U.S.-based, (2) engage in the semiconductor business or other electronics or information technology activities, and (3) use forms of executive compensation comparable to TI’s.

____________________

1	“Total shareholder return” refers to the percentage change in the value of a stockholder’s investment in a company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period. See page 66.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 63

In June 2008, the committee set the Comparator Group for base salary and equity compensation decisions to be made in January 2009. For a discussion of the factors considered by the committee in June 2008, please see page 64 of the company’s 2009 proxy statement. The Comparator Group consisted of the following companies:

Analog Devices, Inc.	Motorola, Inc.
Apple Inc.	NVIDIA Corporation
Applied Materials, Inc.	Oracle Corporation
Cisco Systems, Inc.	QUALCOMM Incorporated
Computer Sciences Corporation	Seagate Technology
eBay Inc.	Sun Microsystems, Inc.
EMC Corporation	Tyco Electronics Ltd.
Emerson Electric Co.	Yahoo! Inc.
Google Inc.	Western Digital Corporation
Intel Corporation	Xerox Corporation

In June 2009, the committee reviewed the Comparator Group in terms of industry, revenue and market capitalization. TI revenue and market capitalization were at approximately the 40th and 60th percentile, respectively, of the Comparator Group.2 Based on the advice of its compensation consultant, the committee determined that the Comparator Group still appropriately reflected the compensation market. Subsequently the compensation consultant recommended that Sun Microsystems be excluded because of its pending acquisition by Oracle Corporation. The committee followed the recommendation for the bonus decision for 2009 performance, which it made in January 2010.

Analysis of compensation determinations for 2009
In setting compensation, the committee applied the same policies to all named executive officers. The committee determined each named executive officer’s compensation separately, without using any formula to set one officer’s compensation at a higher or lower level than another officer’s.

Total compensation – Before finalizing the compensation of the executive officers, the committee performed a “tally sheet” review, i.e., a review covering all elements of compensation. The review included total cash compensation (salary, profit sharing and projected bonus), the grant date fair value of equity compensation, the impact that proposed compensation would have on other compensation elements such as pension, and a summary of benefits that the executives would receive under various termination scenarios. The review enabled the committee to see how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executives. In assessing the “tally sheet” data, the committee did not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it discussed the data with its compensation consultant and used its judgment in assessing whether the total was consistent with the objectives of the program. Based on this review, the committee determined that the level of compensation was appropriate.

Base salary – In January 2009, the committee held the 2009 base salary of each named executive officer at the same level as in 2008. This decision was in response to the uncertain economic environment. As a result, the 2009 rate of base salary for the named executive officers was as follows:

Officer	2009 Annual Rate	Change from 2008 Annual Rate
Mr. Templeton	$963,120	0%
Mr. March	$465,000	0%
Mr. Lowe	$535,020	0%
Mr. Ritchie	$448,080	0%
Mr. Delagi	$430,020	0%

The salary differences among the named executive officers resulted from differences in 2008 salary rates, which were driven primarily by the market rate of pay for each officer.

Equity compensation – In January 2009, the committee granted equity compensation to the named executive officers using a combination of NQ stock options and restricted stock units.
     The committee’s objective was to set the equity grants at approximately the median market level, in this case the 40th to 60th percentile of equity compensation granted by the Comparator Group, for each of the named executive officers. In assessing the market

____________________

2	The statement in this paragraph about revenue and market capitalization reflects the information available to the committee when it reviewed the Comparator Group in June 2009. Comparator Group and TI revenue is for the four completed fiscal quarters before June 2009. Market capitalization is as of April 2009.

PAGE 64 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

level, the committee considered information presented by TI’s Compensation and Benefits organization (prepared using data provided by the committee’s compensation consultant) on the estimated value of the awards expected to be granted by the Comparator Group to similarly situated executives in 2009.
     The award value was estimated using the same methodology used for financial accounting. The number of shares was determined using “NQ Equivalents,” which were calculated by treating each restricted stock unit as 3 NQ Equivalents and each option share as 1 NQ Equivalent. This 3:1 ratio approximates the relative accounting expense of granting one restricted stock unit as compared with an option for one share.
     Except for Mr. Templeton and Mr. Delagi, the committee decided to grant each of the named executive officers twice the number of NQ Equivalents as he received in 2008. For Mr. Templeton, the committee’s intention was that the estimated grant-date fair value of his 2009 equity compensation be no higher than the grant date fair value of his 2008 equity compensation. As a result, the number of NQ Equivalents for Mr. Templeton was less than twice the number he received in 2009. For Mr. Delagi, who became an executive officer in 2007, the number of NQ Equivalents was more than twice the number he received in 2008, to reflect his increased responsibilities. In each case, the committee determined that the grants at these levels would meet its objective of granting at the median market level as described above.
     For each officer, the committee decided to allocate the NQ Equivalents equally between restricted stock units and options to give equal emphasis to promoting retention, motivating the executive and aligning his interests with those of stockholders.
     Before approving the grants, the committee reviewed the amount of unvested equity compensation held by the officers to assess its retention value. In making this assessment, the committee used its judgment and did not apply any formula, threshold or maximum. This review did not result in an increase or decrease of the awards from the levels described above.
     The exercise price of the options was the closing price of TI stock on January 29, 2009, the third trading day after the company released its annual and fourth quarter financial results for 2008. All grants were made under the 2000 Texas Instruments Long-Term Incentive Plan. All grants have the terms described on pages 75-76.
     The other company employees who received equity compensation in January 2009 saw a percentage increase similar to that granted to the named executive officers. The differences in the equity awards among the named executive officers were primarily the result of differences in the applicable market level of equity compensation for their positions, and not the application of any formula designed to maintain differentials between the officers.
     The grants to the named executive officers are shown in the grants of plan-based awards in 2009 table on page 72. The grant date fair value of the awards is reflected in that table and in the “Stock Awards” and “Option Awards” columns of the summary compensation table on page 71. The table below is provided to assist the reader in comparing NQ Equivalent levels for the awards reported in those tables.

			Restricted
		Stock Options	Stock Units		Grant Date
Officer	Year	(in Shares)	(in Shares)	NQ Equivalents	Fair Value*
Mr. Templeton	2009	664,461	221,487	1,328,922	$6,919,254
	2008	270,000	150,000	720,000	$6,866,100
	2007	270,000	150,000	720,000	$6,864,300

Mr. March	2009	190,000	63,334	380,000	$1,978,543
	2008	85,000	35,000	190,000	$1,797,450
	2007	85,000	35,000	190,000	$1,814,850

Mr. Lowe	2009	280,000	93,334	560,000	$2,915,743
	2008	100,000	60,000	280,000	$2,675,400
	2007	100,000	60,000	280,000	$2,668,200

Mr. Ritchie	2009	250,000	83,334	500,000	$2,603,343
	2008	100,000	50,000	250,000	$2,377,500

Mr. Delagi	2009	220,000	73,334	440,000	$2,290,943

*	See notes 3 and 4 to the summary compensation table on page 71 for information on how grant date fair value was calculated.

Bonus – In January 2010, the committee set the 2009 bonus compensation for executive officers based on its assessment of 2009 performance. In setting the bonuses, the committee used the following performance measures to assess the company:
  The relative one-year and three-year performance of TI as compared with competitor companies, as measured by revenue growth,
    operating profit as a percentage of revenue,
    total shareholder return; and
  The absolute one-year and three-year performance of TI on the above measures.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 65

     In addition, the committee considered our strategic progress by reviewing how competitive we are in key markets with our core products and technologies, as well as the strength of our relationships with key customers.
     One-year relative performance on the three measures and one-year strategic progress were the primary considerations in the committee’s assessment of the company’s 2009 performance. In assessing performance, the committee did not use formulas, thresholds or multiples. Because market conditions can quickly change in our industry, thresholds established at the beginning of a year could prove irrelevant by year-end. The committee believes its approach, which assesses the company’s relative performance in hindsight after year-end, gives it the insight to most effectively and critically judge results and encouraged executives to pursue strategies that serve the long-term interests of the company and its shareholders.
     In the comparison of relative performance, the committee used the following companies (the “competitor companies”):3

Advanced Micro Devices, Inc.	LSI Logic Corporation
Altera Corporation	Marvell Technology Group Ltd.
Analog Devices, Inc.	Maxim Integrated Products, Inc.
Broadcom Corporation	Microchip Technology Incorporated
Conexant Systems, Inc.	National Semiconductor Corporation
Fairchild Semiconductor International, Inc.	NVIDIA Corporation
Infineon Technologies AG	ON Semiconductor Corporation
Intel Corporation	QUALCOMM Incorporated
Intersil Corporation	STMicroelectronics N.V.
Linear Technology Corporation	Xilinx, Inc.

These companies include both broad-based and niche suppliers that operate in our key markets or offer technology that competes with our products. This list of companies was unchanged from the list used by the committee in January 2009 in assessing TI performance for purposes of setting the bonuses for 2008 performance.

Assessment of 2009 performance
The committee spent extensive time in December and January reviewing the results of TI’s 2009 performance and strategic progress. Based on that analysis, the committee determined that the company had performed well despite a sharp decline in world markets in the first half of the year and intense uncertainty about the prospects for economic recovery. The committee found that overall, 2009 performance was above the median as compared to the competitor companies listed above, and that management had led a strong and productive effort to use the downturn to focus the company’s people and resources on the markets most likely to grow. This included targeted acquisitions, opportune capacity expansions, emphasis on research and development of new product applications and elimination of unnecessary expenses. The committee noted that relative revenue growth improved each quarter such that it was substantially above median for the fourth quarter and at median for the year; operating margin was in the top quartile for the year; and total shareholder return was slightly below median. With regard to strategic progress, the committee determined that once again the company strengthened its positions in Analog and Embedded Processing (the company’s core businesses) with a broader portfolio of products and deeper relationships with customers. As expected, the company’s revenue from its wireless digital basebands used in cell phones declined, due to its decision to stop development of these commoditizing products and the consequent reduction in market share. After reviewing all these factors, the committee applied its judgment and determined that, in total, TI’s relative performance in 2009 was better than that of the prior year, and as a result, total cash compensation for the named executive officers in 2009 was 3 to 16 percent higher than it was in 2008.
     Below are further details of the committee’s assessment.

Revenue and margin
  TI’s 2009 revenue declined 16.6 percent, which was the median rate for the competitor companies. About 4 points of this decline reflected weaker digital baseband sales into the cell phone market. TI returned to sequential revenue growth in the second quarter of the year, and year-over-year revenue growth resumed in the fourth quarter. After the first quarter, revenue growth improved significantly with each quarter as compared to competitors, and in the fourth quarter TI’s relative performance was in the top quartile of competitor companies.
  Three-year compounded annual revenue growth was -9.9 percent. This rate was below the median of the competitor companies.
  One-year operating profit margin was 19.1 percent, in the top quartile of the competitor companies. Despite big declines in global markets in the first half of the year and an absolute revenue level that was about 17 percent lower in 2009 than in 2008, management’s aggressive actions to reduce costs kept the company profitable and delivered operating profit margin for 2009 that was about the same as 2008’s.
  Three-year average operating profit margin was 21.3 percent, in the top quartile of competitor companies.
____________________

3	To the extent the companies had not released financial results for the year or most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2009.

PAGE 66 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Total shareholder return (“TSR”)
  One-year TSR increased 71.9 percent, slightly below the median performance of the competitor companies.
  Three-year TSR declined 1.7 percent on a compounded annual basis, the median performance of the competitor companies.
  The company returned cash to stockholders through stock repurchases of almost $1 billion, reducing outstanding shares by 3 percent. The company also increased the quarterly dividend rate by 9 percent, the seventh increase in six years.
  Even accounting for the above stock repurchases and dividend increases, the balance sheet remained robust, ending the year with cash and short-term investments of more than $2.9 billion.
Strategic progress
  TI’s strategic position in Analog and Embedded Processing strengthened in 2009 as the company continued to focus its attention and investments in these areas. Among the most important actions in the year were the launch of almost 700 new products and the acquisition of two companies. The acquisition of Luminary Micro expanded TI’s microcontroller portfolio and accelerated the company’s ability to offer the most complete portfolio in the industry. The acquisition of CICLON Semiconductor Device Corporation expanded TI’s Analog portfolio to include power management chips that improve operating frequency by 100 percent and battery efficiency by 90 percent. The technology from both of these acquisitions is used in a wide range of electronics and further increases TI’s ability to provide customers with the complete chain of analog and digital semiconductors needed for the conversion and processing of real-world signals.
  With the slowing economy in the first half of 2009 and global markets that appeared on the brink of a deep recession, TI took aggressive steps to reduce costs and focus its resources on the areas with the greatest growth potential. By the end of the fourth quarter, more than $750 million of annual expense had been eliminated and operating margin exceeded 25 percent.
  TI opened the industry’s first 300mm Analog wafer manufacturing facility in Richardson, Texas. Initial shipments are planned to begin by the end of 2010. When the first phase of equipment is ramped and producing at full capacity, the facility will be capable of shipping more than $1 billion worth of analog chips per year. The company also opened a new 800,000 square-foot assembly/ test facility in Clark, the Philippines.
  The newly formed Kilby Labs completed its first full year of research and experiments with eight projects under way, all focused on new applications for semiconductor technology in areas such as solar energy, power efficiency and thermoelectric energy harvesting.
  As markets began to improve in the second half of the year, the demand for TI products rose quickly and the company was unable to fully meet it. However, with our flexible manufacturing strategy that makes use of both owned and contracted capacity, as well as the addition of new equipment that was procured at significant savings during the downturn, TI was able to approximately double its output inside of six months.
Performance Summary
	1-Year	3-Year
Revenue growth	-16.6%	-9.9%	CAGR
Operating margin	19.1%	21.3%	average
Return on invested capital (ROIC)	14.9%	20.1%	average
Dividend rate growth	9%	200%
Total shareholder return (TSR)	71.9%	-1.7%	CAGR

CAGR = compound annual growth rate

ROIC = operating margin x (1 – tax rate) / (assets – non-debt liabilities)

One-year TSR % =	(adjusted closing price of the company’s stock at year-end 2009, divided by 2008 year-end adjusted closing price) minus 1. The adjusted closing price is as shown under Historical Prices for the company’s stock on Yahoo Finance and reflects stock splits and reinvestment of dividends.

Three-year TSR CAGR % =	(adjusted closing price of the company’s stock at year-end 2009, divided by 2006 year-end adjusted closing price)1/3 minus 1. Adjusted closing price is as described above.

The committee also considered the level of total cash compensation expected to be paid to similarly situated officers of the Comparator Group companies for 2009. Based on its assessment of company performance and the expected market level of total cash compensation, the committee determined that the bonuses of the named executive officers for 2009 performance should generally be approximately 15 percent higher than for 2008.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 67

     Before setting the bonuses for the named executive officers, the committee considered the officers’ individual performance. The performance of the CEO was judged according to the performance of the company. For the other officers, the committee considered the factors described below in assessing individual performance. In making this assessment, the committee did not apply any formula or performance targets.
     Mr. March is the chief financial officer. The committee noted the financial management of the company.
     Mr. Lowe is responsible for the company’s analog semiconductor product lines. The committee noted the financial performance of those product lines, including the company’s analog market share, and the position of the operations strategically and with customers.
     Mr. Ritchie is responsible for the company’s semiconductor manufacturing operations. The committee noted the performance of those operations, including their cost-competitiveness and inventory management.
     Mr. Delagi is responsible for the company’s Wireless Business Unit. The committee noted the financial performance of the business unit, including the strategic position of its products.
     The bonuses awarded for 2009 performance are shown in the table below. The differences in the amounts awarded to the named executive officers were primarily the result of differences in the officers’ level of responsibility and the applicable market level of total cash compensation expected to be paid to similarly situated officers in the Comparator Group. The bonus of each named executive officer was paid under the Executive Officer Performance Plan described on pages 70 and 72.

Results of the compensation decisions – Results of the compensation decisions made by the committee relating to the named executive officers for 2009 are summarized in the following table. This table is provided as a supplement to the summary compensation table on page 71 for investors who may find it useful to see the data presented in this form. Although the committee does not target a specific level of total compensation, it considers information similar to that in the table to ensure that the sum of these elements is, in its judgment, in a reasonable range. The principal differences between this table and the summary compensation table are explained in footnote 4 below.4

		Salary			Equity Compensation
Officer	Year	(Annual Rate)	Profit Sharing	Bonus	(Grant Date Fair Value)	Total
Mr. Templeton	2009	$963,120	$63,084	$1,725,000	$6,919,254	$9,670,458
	2008	$963,120	$64,853	$1,500,000	$6,866,100	$9,394,073
	2007	$935,040	$95,822	$2,300,000	$6,864,300	$10,195,162

Mr. March	2009	$465,000	$30,458	$575,000	$1,978,543	$3,049,001
	2008	$465,000	$31,219	$425,000	$1,797,450	$2,718,669
	2007	$435,000	$44,248	$650,000	$1,814,850	$2,944,098

Mr. Lowe	2009	$535,020	$35,044	$775,000	$2,915,743	$4,260,807
	2008	$535,020	$35,945	$730,000	$2,675,400	$3,976,365
	2007	$505,020	$51,661	$1,100,000	$2,668,200	$4,324,881

Mr. Ritchie	2009	$448,080	$29,349	$600,000	$2,603,343	$3,680,772
	2008	$448,080	$30,172	$520,000	$2,377,500	$3,375,752

Mr. Delagi	2009	$430,020	$28,166	$550,000	$2,290,943	$3,299,129

For Mr. Templeton, the “Total” shown in this table is higher for 2009 than for 2008 due to the higher level of total cash compensation as a result of the higher bonus paid to him for 2009 performance. For the other named executive officers, the “Total” shown in this table is higher for 2009 than for 2008 primarily due to the higher grant-date fair value of the equity compensation they received in 2009.

____________________

4	This table shows the annual rate of base salary as set by the committee (effective in February of the year). In the summary compensation table, the “Salary” column shows the actual salary paid in the year. This table has separate columns for profit sharing and bonus. In the summary compensation table, profit sharing and bonus are aggregated in the column for “Non-equity Incentive Plan Compensation,” in accordance with SEC requirements. Like the summary compensation table, this table shows the grant date fair value of equity compensation awarded in the year. Please see notes 3 and 4 to summary compensation table for information about how grant-date fair value was calculated.

PAGE 68 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

The compensation decisions resulted in the following 2009 compensation mix for the named executive officers:

*Average data for the named executive officers other than Mr. Templeton and Mr. March. Totals may exceed 100 percent due to rounding.

Equity dilution
The Compensation Committee’s goal is to keep net annual dilution from equity compensation under 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures) as a percentage of the shares of the company’s outstanding common stock. Equity awards granted in 2009 under the company’s equity-compensation program resulted in 0 percent net annual dilution.

Process for equity grants
The Compensation Committee makes grant decisions for equity compensation at its January meeting each year. The dates on which these meetings occur are generally set three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.
     On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention.
     We do not back-date stock options or restricted stock units. We do not accelerate or delay the release of information due to plans for making equity grants.
     Under the committee’s policy, if the committee meeting falls in the same month as the release of the company’s financial results, the grants approved at the meeting will be made effective on the later of (i) the meeting day or (ii) the third trading day after the release of results. Otherwise they will be made effective on the day of committee action. The exercise price of stock options is the closing price of TI stock on the effective date of the grant.

Recoupment policy
In September 2009, the committee approved a policy concerning recoupment (“clawback”) of executive bonuses and equity compensation. Under the policy, in the event of a material restatement of TI’s financial results due to misconduct, the committee will review the facts and circumstances and take the actions it considers appropriate with respect to the compensation of any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such action may include (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the committee, would have been paid had the financial results been properly reported and (b) seeking to recover profits received by such officer during the twelve months after the restated period under equity compensation awards. All determinations by the committee with respect to this policy are final and binding on all interested parties.

Benefits
Reflecting the company’s culture of respect and value for all employees, the financial and health benefits received by executive officers are the same as those received by other U.S. employees except for the few benefits described under the sub-heading Other Benefits below in the last paragraph of this section.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 69

Retirement plans
The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees. We maintain these plans to have a competitive benefits program and for retention.
     Like other established U.S. manufacturers, we have had a U.S. qualified defined benefit pension plan for many years. At its origin, the plan was designed to be consistent with those offered by other employers in the diverse markets in which we operated, which at the time included consumer and defense electronics as well as semiconductors and materials products. In order to limit the cost of the plan, we closed the plan to new participants in 1997. We gave U.S. employees as of November 1997 the choice to remain in the plan, or to have their plan benefits frozen (i.e., no benefit increase attributable to years of service or change in eligible earnings) and begin participating in an enhanced defined contribution plan. Mr. Templeton chose not to remain in the defined benefit plan. As a result, his benefits under that plan were frozen in 1997 and he participates in the enhanced defined contribution plan. The other named executive officers have continued their participation in the defined benefit pension plan.
     The Internal Revenue Code (IRC) imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have non-qualified defined benefit pension plans for participants in the qualified pension plan. Under the non-qualified plans, participants receive benefits that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. For additional information about the defined benefit plans, please see pages 77-78.
     Employees accruing benefits in the qualified pension plan, including the named executive officers other than Mr. Templeton, also are eligible to participate in a qualified defined contribution plan that provides employer matching contributions. The enhanced defined contribution plan, in which Mr. Templeton participates, provides for a fixed employer contribution plus an employer matching contribution.
     Because benefits under the qualified and non-qualified defined benefit pension plans are calculated on the basis of eligible earnings (salary and bonus), an increase in salary or bonus may result in an increase in benefits under the plans. Salary or bonus increases for Mr. Templeton do not result in greater benefits for him under the company’s defined benefit pension plans because his benefits under those plans were frozen in 1997. The committee considers the potential effect on the executives’ retirement benefits when it sets salary and performance bonus levels.

Deferred compensation
Any U.S. employee whose base salary and management responsibility exceed a certain level may defer the receipt of a portion of his or her salary, bonus and profit sharing. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management. The program allows employees to defer the receipt of their compensation in a tax-efficient manner. Eligible employees include, but are not limited to, the executive officers. We offer it to be competitive with the benefits packages offered by other companies.
     Deferred compensation account balances are unsecured and all amounts remain part of the company’s operating assets. The value of the deferred amounts tracks the performance of investment alternatives selected by the participant. These alternatives are a subset of those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on the amounts deferred. In accordance with SEC rules, no earnings on deferred compensation are shown in the 2009 summary compensation table on page 71 because no “above market” rates were earned on deferred amounts in 2009.

Employee stock purchase plan
Our stockholders approved the TI Employees 2005 Stock Purchase Plan in April 2005. Under the plan, all employees in the U.S. and certain other countries may purchase a limited number of shares of the company’s common stock at a 15 percent discount. The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company and thereby align their interests with those of stockholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.

Health-related benefits
Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.

Other benefits
Executive officers receive only a few benefits that are not available to all other U.S. employees. Specifically, we promote sustained good health by providing a company-paid physical for each executive officer, and we encourage effective long-term financial planning by providing financial counseling up to $8,000 per year for the CEO and $7,000 per year for the other executive officers. The board of directors has determined that for security reasons, it is in the company’s interest to require the CEO to use company aircraft for personal air travel. The company provides no tax gross-ups for perquisites to any of the executive officers.

Compensation following employment termination or change in control
None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment or a change in control of the company. The current programs are described under the heading Potential Payments upon Termination or Change in Control beginning on page 80. None of the few additional benefits that the executive officers receive continue after termination of employment, except the amount described above for

PAGE 70 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

financial counseling is provided in the following year in the event of retirement. The committee reviews the potential impact of these programs before finalizing the annual compensation for the named executive officers. The committee did not raise or lower compensation for 2009 based on this review.
     In September 2009, the board of directors amended the Texas Instruments 2009 Long-Term Incentive Plan to include new change-in-control terms for equity compensation awarded after 2009. For many years, the company has had single-trigger change-in-control terms, under which options become fully exercisable and shares will be issued under restricted stock units upon a change in control of TI. The plan amendments generally establish double-trigger terms for future grants, under which options become fully exercisable and shares are issued under restricted stock unit awards (to the extent permitted by Section 409A of the IRC) if the grantee is involuntarily terminated within 24 months after a change in control. These terms are intended to encourage employees to remain with the company through a transaction while reducing employee uncertainty and distraction in the period leading up to any such event.

Stock ownership guidelines and policy against hedging
Our board of directors has established stock ownership guidelines for executive officers. The guideline for the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have five years from their election as executive officers to reach these targets. Directly owned shares and restricted stock units count toward satisfying the guidelines.
     Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price on or before a certain date), “calls” (similar options to buy), or other options or hedging techniques on TI stock.

Consideration of tax and accounting treatment of compensation
Section 162(m) of the IRC generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The Compensation Committee considers the impact of this deductibility limit on the compensation that it intends to award. The committee exercises its discretion to award compensation that does not meet the requirements of Section 162(m) when applying the limits of Section 162(m) would frustrate or be inconsistent with our compensation policies and/or when the value of the foregone deduction would not be material. The committee has exercised this discretion when awarding restricted stock units that vest over time, without performance conditions to vesting. The committee believes it is in the best interest of the company and its stockholders that restricted stock unit awards provide for the retention of our executive officers in all market conditions.
     The Texas Instruments Executive Officer Performance Plan is intended to ensure that performance bonuses under the plan are fully tax deductible under Section 162(m). The plan, which stockholders approved in 2002, is described on page 72. The committee’s general policy is to award bonuses within the plan, although the committee reserves the discretion to pay a bonus outside the plan if it determines that it is in our stockholders’ best interest to do so. The committee set the bonuses of the named executive officers for 2009 performance at the levels shown on page 67. The bonuses were awarded within the plan.
     When setting equity compensation, the committee considers the estimated cost for financial reporting purposes of equity compensation it intends to grant. Its consideration of the estimated cost of grants made in 2009 is discussed on pages 63-64 above.

Compensation Committee report
The Compensation Committee of the board of directors has furnished the following report:
     The committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for 2009 and the company’s proxy statement for the 2010 annual meeting of stockholders.

Daniel A. Carp, Chair	Carrie S. Cox	David R. Goode

2009 summary compensation table
The table below shows the compensation of the company’s chief executive officer, chief financial officer and each of the other three most highly compensated individuals who were executive officers during 2009 (collectively called the “named executive officers”) for services in all capacities to the company in 2009. For a discussion of the amount of a named executive officer’s salary and bonus in proportion to his total compensation, please see the Compensation Discussion and Analysis on pages 60-70.
     We believe that our compensation practices are fair and reasonable. Our executive officers do not have employment contracts. They are not guaranteed salary increases or bonus amounts. Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation. We do not guarantee a return or provide above-market returns on compensation that has been deferred. We have not repriced stock options, we do not grant reload options and we do not provide tax gross-ups. We do not provide excessive perquisites. Those few we do provide do not result in significant expense for TI. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI, and for their individual contribution toward that performance.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 71

							Change in
							Pension Value
							and
						Non-equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)(6)	($)(8)	Total ($)
R. K. Templeton	2009	$963,120	—	$3,311,231	$3,608,023	$1,788,084	$49,566	$145,633	$9,865,657
Chairman, President	2008	$960,780	—	$4,468,500	$2,397,600	$1,564,853	$36,592	$231,857	$9,660,182
& Chief Executive Officer	2007	$932,120	—	$4,248,000	$2,616,300	$2,395,822	(7)	$111,417	$10,303,659

K. P. March	2009	$465,000	—	$946,843	$1,031,700	$605,458	$327,928	$20,646	$3,397,575
Senior Vice President	2008	$462,500	—	$1,042,650	$754,800	$456,219	$385,214	$31,477	$3,132,860
& Chief Financial Officer	2007	$430,430	—	$991,200	$823,650	$694,248	$294,365	$21,758	$3,255,651

G. A. Lowe	2009	$535,020	—	$1,395,343	$1,520,400	$810,044	$378,384	$15,693	$4,654,884
Senior Vice President	2008	$532,520	—	$1,787,400	$888,000	$765,945	$429,163	$89,471	$4,492,499
	2007	$502,535	—	$1,699,200	$969,000	$1,151,661	$318,096	$7,103	$4,647,595

K. J. Ritchie (1)	2009	$448,080	—	$1,245,843	$1,357,500	$629,349	$418,897	$11,506	$4,111,175
Senior Vice President	2008	$446,900	—	$1,489,500	$888,000	$550,172	$540,851	$16,836	$3,932,259

R. G. Delagi (1)	2009	$430,020	—	$1,096,343	$1,194,600	$578,166	$252,850	$14,694	$3,566,673
Senior Vice President

(1)	Mr. Ritchie was not a named executive officer in 2007. Mr. Delagi was not a named executive officer in 2007 or 2008.

(2)	Performance bonuses for 2009 were paid under the Texas Instruments Executive Officer Performance Plan. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Plan Compensation column.

(3)	Shown is the aggregate grant date fair value of restricted stock unit awards calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2009 appears on pages 12-15 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2009. For a description of these grant terms, please see pages 75-76. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2008 and 2007 appears respectively in Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2008 (pages 12-15) and to TI’s annual report on Form 10-K for the year ended December 31, 2007 (pages 15 and 23-26).

(4)	Shown is the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of options granted in 2009 appears on pages 12-15 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2009. For a description of these grant terms, please see pages 75-76. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2008 and 2007 appears respectively in Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2008 (pages 12-15) and to TI’s annual report on Form 10-K for the year ended December 31, 2007 (pages 15 and 23-26).

(5)	Consists of performance bonus and profit sharing for 2009. Please see page 67 of the Compensation Discussion and Analysis for the amounts of bonus and profit sharing paid to each of the named executive officers for 2009.

(6)	The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan and TI Employees Non-Qualified Pension Plan II) from December 31, 2008, through December 31, 2009. This “change in the actuarial value” is the difference between the 2008 and 2009 present value of the pension benefit accumulated as of year-end by the named executive officer, assuming that benefit is not paid until age 65. Mr. Templeton’s benefits under the company’s pension plans were frozen as of December 31, 1997.

(7)	The actuarial value of Mr. Templeton’s account decreased by $11,314 during 2007. In accordance with SEC rules, this amount has not been included in his total 2007 compensation shown in this table.

PAGE 72 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

(8)	In the interest of transparency, the value of perquisites and other personal benefits is provided in this column even if the amount is less than the reporting threshold established by the SEC. The table below shows the value of perquisites and other benefits for 2009.

			Defined
			Contribution	Unused	Personal Use
		401(k)	Retirement	Vacation	of Company	Financial	Executive
Name	Insurance	Contribution	Plan (a)	Time (b)	Aircraft (c)	Counseling	Physical
R. K. Templeton	$250	$9,800	$55,562	$20,767	$49,269	$8,000	$1,985
K. P. March	$250	$4,900	N/A	$12,340	—	$799	$2,357
G. A. Lowe	$250	$4,900	N/A	—	$8,281	$2,262	—
K. J. Ritchie	$250	$4,900	N/A	$4,782	—	$1,574	—
R. G. Delagi	$250	$4,900	N/A	$5,830	—	$1,700	$2,014

(a)	Consists of (i) contributions under the company’s enhanced defined contribution retirement plan of $4,900, and (ii) an additional amount of $50,662 accrued by TI to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan, which amount is also shown in the Non-qualified Deferred Compensation table on page 79.

(b)	Represents payments for unused vacation time that could not be carried forward.

(c)	The board of directors has determined that for security reasons, it is in TI’s interest to require the chief executive officer to use the company aircraft for personal air travel. The amount shown for Mr. Templeton is the incremental cost of his personal use of aircraft. We valued this incremental cost using a method that takes into account: landing, parking and flight planning services expenses; crew travel expenses; supplies and catering expenses; aircraft fuel and oil expenses per hour of flight; communications costs; a portion of ongoing maintenance; and any customs, foreign permit and similar fees. Because company aircraft are primarily used for business travel, this methodology excludes the fixed costs, which do not change based on usage, such as pilots’ salaries and the lease cost of the company aircraft. The amount shown for Mr. Lowe was valued using the same methodology. Under SEC rules, Mr. Lowe is deemed to have received a personal benefit in 2009, because corporate aircraft incurred additional mileage in picking him up from, or delivering him to, his home outside Dallas in connection with some of his business trips.

Grants of plan-based awards in 2009
The following table shows the grants of plan-based awards to the named executive officers in 2009.

									All Other	All Other
									Stock	Option	Exercise
									Awards:	Awards:	or Base
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Price of	Grant Date
			under Non-Equity Incentive			under Equity Incentive			Shares of	Securities	Option	Fair Value
		Date of	Plan Awards			Plan Awards			Stock or	Underlying	Awards	of Stock
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Sh)	and Option
Name	Date (1)	Action	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	(4)	Awards (5)
Templeton	1/29/09	1/15/09	*	*	*	—	—	—		664,461	$14.95	$3,608,023
	1/29/09	1/15/09							221,487			$3,311,231
March	1/29/09	1/15/09	*	*	*	—	—	—		190,000	$14.95	$1,031,700
	1/29/09	1/15/09							63,334			$946,843
Lowe	1/29/09	1/15/09	*	*	*	—	—	—		280,000	$14.95	$1,520,400
	1/29/09	1/15/09							93,334			$1,395,343
Ritchie	1/29/09	1/15/09	*	*	*	—	—	—		250,000	$14.95	$1,357,500
	1/29/09	1/15/09							83,334			$1,245,843
Delagi	1/29/09	1/15/09	*	*	*	—	—	—		220,000	$14.95	$1,194,600
	1/29/09	1/15/09							73,334			$1,096,343

*	TI did not use formulas or pre-set thresholds or multiples to determine incentive awards. Under the terms of the Executive Officer Performance Plan, each named executive officer is eligible to receive a cash bonus equal to 0.5 percent of the company’s consolidated income (as defined in the plan). However, the Compensation Committee has the discretion to set bonuses at a lower level if it decides it is appropriate to do so. The committee decided to do so for 2009.

(1)	In accordance with the grant policy of the Compensation Committee of the board (described on page 68), the grants became effective on the third trading day after the company released its financial results for the fourth quarter and year 2008. The company released these results on January 26, 2009.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 73

(2)	The stock awards granted to the named executive officers in 2009 were RSU awards. These awards were made under the company’s 2000 Long-Term Incentive Plan. For information on the terms and conditions of these RSU awards, please see the discussion beginning on page 75.

(3)	The options were granted under the company’s 2000 Long-Term Incentive Plan. For information on the terms and conditions of these options, please see the discussion on page 75.

(4)	The exercise price of the options is the closing price of TI common stock on January 29, 2009.

(5)	Shown is the aggregate grant date fair value computed in accordance with ASC 718 for stock and option awards in 2009. The discussion of the assumptions used for purposes of the valuation appears on pages 12-15 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2009.

None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.

     For additional information regarding TI’s equity compensation grant practices, please see the Compensation Discussion and Analysis on page 68.

Outstanding equity awards at fiscal year-end 2009
The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
										Equity
										Incentive	Equity
				Equity						Plan	Incentive
				Incentive						Awards:	Plan Awards:
				Plan						Number of	Market or
				Awards:						Unearned	Payout Value
	Number of	Number of		Number of					Market Value	Shares,	of Unearned
	Securities	Securities		Securities			Number of		of Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying			Shares or		Units of Stock	Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Units of Stock		That Have Not	Rights That	Rights That
	Options (#)	Options (#)		Unearned	Exercise	Expiration	That Have Not		Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		($)(1)	Vested (#)	Vested ($)
R. K. Templeton	—	664,461	(2)	—	$14.95	1/29/2019	221,487	(6)	$5,771,951	—	—
	67,500	202,500	(3)	—	$29.79	1/25/2018	150,000	(7)	$3,909,000	—	—
	135,000	135,000	(4)	—	$28.32	1/18/2017	150,000	(8)	$3,909,000	—	—
	262,500	87,500	(5)	—	$32.55	1/19/2016	150,000	(9)	$3,909,000	—	—
	500,000	—		—	$21.55	1/20/2015	—		—	—	—
	700,000	—		—	$32.39	1/14/2014	—		—	—	—
	375,000	—		—	$16.25	2/20/2013	—		—	—	—
	625,000	—		—	$16.11	1/15/2013	—		—	—	—
	625,000	—		—	$26.50	1/16/2012	—		—	—	—
	210,000	—		—	$31.30	11/29/2011	—		—	—	—
	325,000	—		—	$50.38	1/17/2011	—		—	—	—
	400,000	—		—	$55.22	1/19/2010	—		—	—	—

K. P. March	—	190,000	(2)	—	$14.95	1/29/2019	63,334	(6)	$1,650,484	—	—
	21,250	63,750	(3)	—	$29.79	1/25/2018	35,000	(7)	$912,100	—	—
	42,500	42,500	(4)	—	$28.32	1/18/2017	35,000	(8)	$912,100	—	—
	63,750	21,250	(5)	—	$32.55	1/19/2016	30,000	(9)	$781,800	—	—
	80,000	—		—	$21.55	1/20/2015	—		—	—	—
	120,000	—		—	$32.39	1/14/2014	—		—	—	—
	60,000	—		—	$16.25	2/20/2013	—		—	—	—
	60,000	—		—	$16.11	1/15/2013	—		—	—	—
	100	—		—	$29.19	2/21/2012	—		—	—	—
	30,000	—		—	$26.50	1/16/2012	—		—	—	—
	12,700	—		—	$35.13	7/31/2011	—		—	—	—
	20,000	—		—	$50.38	1/17/2011	—		—	—	—
	24,000	—		—	$55.22	1/19/2010	—		—	—	—

PAGE 74 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Outstanding equity awards at fiscal year-end 2009 (cont’d)

	Option Awards						Stock Awards
										Equity
										Incentive	Equity
				Equity						Plan	Incentive
				Incentive						Awards:	Plan Awards:
				Plan						Number of	Market or
				Awards:						Unearned	Payout Value
	Number of	Number of		Number of					Market Value	Shares,	of Unearned
	Securities	Securities		Securities			Number of		of Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying			Shares or		Units of Stock	Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Units of Stock		That Have Not	Rights That	Rights That
	Options (#)	Options (#)		Unearned	Exercise	Expiration	That Have Not		Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		($)(1)	Vested (#)	Vested ($)
G. A. Lowe	—	280,000	(2)	—	$14.95	1/29/2019	93,334	(6)	$2,432,284	—	—
	25,000	75,000	(3)	—	$29.79	1/25/2018	60,000	(7)	$1,563,600	—	—
	50,000	50,000	(4)	—	$28.32	1/18/2017	60,000	(8)	$1,563,600	—	—
	75,000	25,000	(5)	—	$32.55	1/19/2016	50,000	(9)	$1,303,000	—	—
	100,000	—		—	$21.55	1/20/2015	100,000	(10)	$2,606,000	—	—
	150,000	—		—	$32.39	1/14/2014	—		—	—	—
	125,000	—		—	$26.50	1/16/2012	—		—	—	—
	70,000	—		—	$31.30	11/29/2011	—		—	—	—
	60,000	—		—	$50.38	1/17/2011	—		—	—	—
	80,000	—		—	$55.22	1/19/2010	—		—	—	—

K. J. Ritchie	—	250,000	(2)	—	$14.95	1/29/2019	83,334	(6)	$2,171,684
	25,000	75,000	(3)	—	$29.79	1/25/2018	50,000	(7)	$1,303,000	—	—
	50,000	50,000	(4)	—	$28.32	1/18/2017	50,000	(8)	$1,303,000	—	—
	75,000	25,000	(5)	—	$32.55	1/19/2016	50,000	(9)	$1,303,000	—	—
	100,000	—		—	$21.55	1/20/2015	—		—	—	—
	150,000	—		—	$32.39	1/14/2014	—		—	—	—
	90,000	—		—	$16.25	2/20/2013	—		—	—	—
	175,000	—		—	$16.11	1/15/2013	—		—	—	—
	100	—		—	$29.19	2/21/2012	—		—	—	—
	125,000	—		—	$26.50	1/16/2012	—		—	—	—
	40,000	—		—	$31.30	11/29/2011	—		—	—	—
	50,000	—		—	$50.38	1/17/2011	—		—	—	—
	50,000	—		—	$55.22	1/19/2010	—		—	—	—

R. G. Delagi	—	220,000	(2)	—	$14.95	1/29/2019	73,334	(6)	$1,911,084	—	—
	20,000	60,000	(3)	—	$29.79	1/25/2018	40,000	(7)	$1,042,400	—	—
	40,000	40,000	(4)	—	$28.32	1/18/2017	40,000	(8)	$1,042,400	—	—
	56,250	18,750	(5)	—	$32.55	1/19/2016	35,000	(9)	$912,100	—	—
	75,000	—		—	$21.55	1/20/2015	—		—	—	—
	100,000	—		—	$32.39	1/14/2014	—		—	—	—
	100	—		—	$29.19	2/21/2012	—		—	—	—
	125,000	—		—	$26.50	1/16/2012	—		—	—	—
	31,650	—		—	$31.30	11/29/2011	—		—	—	—
	50,000	—		—	$50.38	1/17/2011	—		—	—	—
	60,000	—		—	$55.22	1/19/2010	—		—	—	—

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 75

(1)	Calculated by multiplying the number of restricted stock units by the closing price of TI’s common stock on December 31, 2009 ($26.06).

(2)	One-quarter of the shares became exercisable on January 29, 2010, and one-third of the remaining shares become exercisable on each of January 29, 2011, January 29, 2012, and January 29, 2013.

(3)	One-third of the shares became exercisable on January 25, 2010, and one-half of the remaining shares become exercisable on each of January 25, 2011, and January 25, 2012.

(4)	One-half of the shares became exercisable on January 18, 2010, and the remaining one-half become exercisable on January 18, 2011.

(5)	Became fully exercisable on January 19, 2010.

(6)	Vesting date is January 31, 2013. Dividend equivalents are paid on these restricted stock units.

(7)	Vesting date is January 31, 2012. Dividend equivalents are paid on these restricted stock units.

(8)	Vesting date is January 31, 2011. Dividend equivalents are paid on these restricted stock units.

(9)	Vested on January 29, 2010. Dividend equivalents were not paid on these restricted stock units.

(10)	Vesting date is July 30, 2010. Dividend equivalents are not paid on these restricted stock units.

The “Option Awards” shown in the table above are non-qualified stock options, each of which represents the right to purchase shares of TI common stock at the stated exercise price. For grants before 2007, the exercise price is the average of the high and low price of TI common stock on the grant date. For grants after 2006, the exercise price is the closing price of TI common stock on the grant date. The term of each option is 10 years unless the option is terminated earlier pursuant to provisions summarized in the chart below and in the paragraph following the chart. Options vest (become exercisable) in increments of 25 percent per year beginning on the first anniversary of the date of the grant. The chart below shows the termination provisions relating to outstanding stock options as of December 31, 2009. The Compensation Committee of the board of directors established these termination provisions to promote employee retention while offering competitive terms.

		Employment	Employment Termination
	Employment	Termination (at Least	(at Least 6 Months after Grant)		Other
	Termination Due to	6 Months after Grant)	with 20 Years of Credited	Employment	Circumstances
	Death or Permanent	When Retirement	Service, but Not Retirement	Termination for	of Employment
Grant	Disability	Eligible	Eligible	Cause	Termination
Before
February 20, 2003	Vesting	Vesting continues;	Vesting continues; option	Option cancels	Option remains
	continues; option	option remains in	remains in effect to end of		exercisable for
	remains in effect	effect to end of term	term		30 days
to end of term
On or after
February 20, 2003	Vesting	Vesting continues;	Option remains in	Option cancels	Option remains
	continues; option	option remains in	effect to the end of		exercisable for
	remains in effect	effect to end of	the term; vesting does		30 days
	to end of term	its term	not continue after
employment termination

Options may be cancelled if the grantee competes with TI during the two years after employment termination or discloses TI trade secrets. In addition, for options received while the grantee was an executive officer, the company may reclaim (or “claw back”) profits earned under grants if the officer engages in such conduct. These provisions are intended to strengthen retention and provide a reasonable remedy to TI in case of competition or disclosure of our confidential information.
     The stock option terms also provide that upon a change in control of TI, the option becomes fully vested to the extent it is then outstanding. Further, if employment termination (except for cause) has occurred within 30 days before the change in control, the change in control is deemed to have occurred first. “Change in control” is defined as (1) acquisition of 20 percent of TI common stock other than through a transaction approved by the board of directors, or (2) change of a majority of the board of directors in a 24-month period unless a majority of the directors then in office have elected or nominated the new directors (together, the “standard definition”). TI stock options have had these change-in-control terms for many years. They were intended to reduce employee uncertainty and distraction in the period leading up to a change in control, if such an event were to occur.

The “Stock Awards” in the table of outstanding equity awards at fiscal year-end 2009 are restricted stock unit (RSU) awards. Each RSU represents the right to receive one share of TI common stock on a stated date (the “vesting date”) unless the award is terminated earlier under terms summarized below. In general, the vesting date is approximately four years after the grant date. Except for 2006 grants,

PAGE 76 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

each RSU includes the right to receive dividend equivalents, which are paid annually in cash at a rate equal to the amount paid to stockholders in dividends. The table below shows the termination provisions of outstanding RSUs as of December 31, 2009.

	Employment Termination		Other Circumstances
	Due to Death or Permanent	Employment Termination	of Employment
Grant	Disability	When Retirement Eligible	Termination
Before
January 19, 2006*	Vesting continues; shares	Grant terminates unless	Grant cancels; no
	are paid at the scheduled	the Compensation Committee	shares are issued
	vesting date	determines otherwise
case-by-case**
On or after
January 19, 2006	Vesting continues; shares	Grant stays in effect and pays	Grant cancels; no
	are paid at the scheduled	out shares at the scheduled	shares are issued
	vesting date	vesting date. Number of
shares reduced according to
the duration of employment
over the vesting period***

*	Each of these grants vested on January 29, 2010.

**	The Compensation Committee made no such determination for any of the named executive officers.

***	Calculated by multiplying the number of RSUs by a fraction equal to the number of whole 365-day periods from the grant date to the employment termination date (or first day of any bridge leave of absence leading to retirement), divided by the number years in the vesting period.

These termination provisions are intended to promote retention. RSU awards made after 2005 contain cancellation and clawback provisions like those described above for stock options. The terms of RSU awards made during 2006-2009 also provide for full vesting of the award upon a change in control of TI. Change in control is the standard definition unless the grant is subject to Section 409A of the IRC, in which event the definition under Section 409A applies. Section 409A defines a change in control as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation. These cancellation, “clawback” and change-in-control terms were added to conform RSU terms with those of stock options (to the extent permitted by the IRC) and to achieve the objectives described above in the discussion of stock options.
     In September 2009, the board of directors amended the company’s long-term incentive plan (the Texas Instruments 2009 Long-Term Incentive Plan) to include new change-in-control terms for RSUs and options granted after 2009. For a description of these new terms, see page 70. In addition, the Compensation Committee adopted in September 2009 a clawback policy applicable to, among other things, equity compensation for the named executive officers. For a description of the policy, see page 68.
     In addition to the “Stock Awards” shown in the outstanding equity awards at fiscal year-end 2009 table above, Mr. Templeton holds an award of RSUs that was granted in 1995. The award, for 120,000 shares of TI common stock, vested in 2000. Under the award terms, the shares will be issued to Mr. Templeton in March of the year after his termination of employment for any reason. These terms were designed to provide a tax benefit to the company by postponing the related compensation expense until it was likely to be fully deductible. In accordance with SEC requirements, this award is reflected in the 2009 non-qualified deferred compensation table on page 79.

2009 option exercises and stock vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2009 and the value of any restricted stock units that vested in 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)
R. K. Templeton	—	—	100,000	$1,495,000
K. P. March	—	—	25,000	$373,750
G. A. Lowe	—	—	50,000	$747,500
K. J. Ritchie	—	—	50,000	$747,500
R. G. Delagi	50,000	$337,500	25,000	$373,750

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 77

2009 pension benefits
The following table shows the present value as of December 31, 2009, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan (which governs amounts earned before 2005) and TI Employees Non-Qualified Pension Plan II (which governs amounts earned after 2004)).

					Payments
				Present	During
		Number of		Value of	Last
		Years Credited		Accumulated	Fiscal
Name	Plan Name	Service (#)		Benefit ($)(5)	Year ($)
R. K. Templeton (1)	TI Employees Pension Plan	16	(2)	$356,958	—
	TI Employees Non-Qualified Pension Plan	16	(2)	$259,082	—
K. P. March	TI Employees Pension Plan	24	(2)	$361,085	—
	TI Employees Non-Qualified Pension Plan	19	(3)	$157,150	—
	TI Employees Non-Qualified Pension Plan II	24	(4)	$1,190,816	—
G. A. Lowe	TI Employees Pension Plan	24	(2)	$369,036	—
	TI Employees Non-Qualified Pension Plan	19	(3)	$226,107	—
	TI Employees Non-Qualified Pension Plan II	24	(4)	$1,300,890	—
K. J. Ritchie	TI Employees Pension Plan	30	(2)	$641,862	—
	TI Employees Non-Qualified Pension Plan	25	(3)	$452,036	—
	TI Employees Non-Qualified Pension Plan II	30	(4)	$1,648,783	—
R. G. Delagi	TI Employees Pension Plan	24	(2)	$342,017	—
	TI Employees Non-Qualified Pension Plan	19	(3)	$173,690	—
	TI Employees Non-Qualified Pension Plan II	24	(4)	$671,045	—

(1)	In 1997, TI’s U.S. employees were given the choice between continuing to participate in the defined benefit pension plans or participating in a new enhanced defined contribution retirement plan. Mr. Templeton chose to participate in the defined contribution plan. Accordingly, his accrued pension benefits under the qualified and non-qualified plans were frozen (i.e., they will experience no increase attributable to years of service or change in eligible earnings) as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s benefit are included in the 2009 summary compensation table.

(2)	Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment, or January 1 following the completion of one year of employment. Accordingly, each of the named executive officers has been employed by TI for longer than the years of credited service shown above.

(3)	Credited service began on the date the executive officer became eligible to participate in the TI Employees Pension Plan as described in note 2 above and ceased at December 31, 2004.

(4)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in note 2 above.

(5)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in note 9 in Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2009, except that a named executive officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used. The amount of the lump sum benefit earned as of December 31, 2009, is determined using either (i) the Pension Benefit Guaranty Corporation (PBGC) interest assumption of 3.50 percent or (ii) the Pension Protection Act of 2006 (PPA) corporate bond yield interest assumption of 6.00 percent for the TI Employees Pension Plan and 6.09 percent for the TI Employees Non-Qualified Pension Plans, whichever rate produces the higher lump sum amount. A discount rate assumption of 6.00 percent for the TI Employees Pension Plan and 6.09 percent for the non-qualified pension plans were used to determine the present value of each lump sum.

TI Employees Pension Plan
The TI Employees Pension Plan is a qualified defined benefit pension plan. Please see page 69 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the origin and purpose of the plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan.
     A plan participant is eligible for normal retirement under the terms of the plan if he is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he is at least 55 years of age with 20 years of employment or 60 years of age with five years of employment. None of the named executive officers are currently eligible for early or normal retirement.

PAGE 78 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

     A participant may request payment of his accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50 percent survivor annuity, (v) qualified joint and 75 percent survivor annuity, and (vi) qualified joint and 100 percent survivor annuity. If the participant does not request payment, he will begin to receive his benefit in April of the year after he reaches the age of 70½ in the form of annuity required under the IRC.
     The pension formula for the qualified plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his base salary plus bonus up to a limit imposed by the IRS, less a percentage (based on his year of birth, when he elects to retire and his years of service with TI) of the amount of compensation on which his Social Security benefit is based.
     If an individual takes early retirement and chooses to begin receiving his annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he would have received at age 65.
     If the participant’s employment terminates due to disability, the participant may choose to receive his accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, years of credited service the participant would have accrued to age 65 had he not become disabled and disabled status.
     The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.
     Leaves of absence, including a bridge to retirement, are credited to years of service under the qualified pension plan. Please see the discussion of leaves of absence on page 83 below.

TI Employees Non-Qualified Pension Plans
TI has two non-qualified pension plans: the TI Employees Non-Qualified Pension Plan (Plan I), which governs amounts earned before 2005; and the TI Employees Non-Qualified Pension Plan II (Plan II), which governs amounts earned after 2004. Each is a non-qualified defined benefit pension plan. Please see page 69 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the purpose of the plans. As with the qualified defined benefit pension plan, employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in Plan I or Plan II. Eligibility for normal and early retirement under these plans is the same as under the qualified plan (please see page 77). Benefits are paid in a lump sum.
     A participant’s benefits under Plan I and Plan II are calculated using the same formula as described above for the TI Employees Pension Plan. However, the IRS limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the IRS limit on the amount of qualified benefit the participant may receive does not apply to these plans. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under the non-qualified plans.
     Amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified pension plan commences. Amounts under Plan II will be distributed subject to the requirements of Section 409A of the IRC. Because the named executive officers are among the 50 most highly compensated officers of the company, Section 409A of the IRC requires that they not receive any lump sum distribution payment under Plan II before the first day of the seventh month following termination of employment.
     If a participant terminates due to disability, amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified plan commences. For amounts under Plan II, distribution is governed by Section 409A of the IRC, and the disability benefit is reduced to reflect the payment of the benefit prior to age 65.
     In the event of death, payment under both plans is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The earliest date of payment is the first day of the second calendar month following the month of death.
     Balances in the plans are unsecured obligations of the company. For amounts under Plan I, in the event of a change in control, the present value of the individual’s benefit would be paid not later than the month following the month in which the change in control occurred. For such amounts, the standard definition of a change in control (please see page 75) applies. For all amounts accrued under this plan, if a sale of substantially all of the assets of the company occurred, the present value of the individual’s benefit would be distributed in a lump sum as soon as reasonably practicable following the sale of assets. For amounts under Plan II, no distribution of benefits is triggered by a change in control.
     Leaves of absence, including a bridge to retirement, are credited to years of service under the non-qualified pension plans. For a discussion of leaves of absence, please see page 83 below.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 79

2009 non-qualified deferred compensation
The following table shows contributions to the named executive officer’s deferred compensation account in 2009 and the aggregate amount of his deferred compensation as of December 31, 2009.

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions in	Aggregate Earnings in	Withdrawals/	Balance at Last
Name	in Last FY ($)	Last FY ($)(2)	Last FY ($)	Distributions ($)	FYE ($)
R. K. Templeton	—	$50,662	$1,517,017 (3)	$54,000 (4)	$4,340,803 (5)
K. P. March	—	—	$752	—	$92,491
G. A. Lowe	$195,145 (1)	—	$115,398	—	$734,272
K. J. Ritchie	—	—	$29,750	—	$73,051
R. G. Delagi	—	—	$17,957	—	$42,607

(1)	Amount shown is (a) a portion of Mr. Lowe’s bonus and profit sharing for 2008, both of which were paid in 2009; and (b) a portion of his 2009 salary. The full amount of the bonus and profit sharing for 2008 was included in the summary compensation table of the company’s proxy statement dated March 5, 2009. The full amount of his 2009 salary is included in the Salary column of the 2009 summary compensation table on page 71.

(2)	Company matching contributions pursuant to the defined contribution plan. These amounts are included in the All Other Compensation column of the 2009 summary compensation table on page 71.

(3)	Consists of: (a) $54,000 in dividend equivalents paid under the 120,000-share 1995 RSU award discussed on page 76, settlement of which has been deferred until after termination of employment; (b) a $1,264,800 increase in the value of the RSU award (calculated by subtracting $1,862,400 (the value of the award at year-end 2008) from $3,127,200 (the value of the award at year-end 2009) (in both cases, the number of RSUs is multiplied by the closing price of TI common stock on the last trading date of the year)); and (c) a $198,217 gain in Mr. Templeton’s deferred compensation account in 2009. Dividend equivalents are paid at the same rate as dividends on the company’s common stock.

(4)	Dividend equivalents paid on the RSUs discussed in note 3.

(5)	Of this amount, $3,127,200 is attributable to Mr. Templeton’s 1995 RSU award, calculated as described in note 3. The remainder is the balance of his deferred compensation account.

Please see page 69 for a discussion of the purpose of the plan. An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account.
     Participants in the deferred compensation plan may choose to defer up to (i) 25 percent of their base salary, (ii) 90 percent of their performance bonus, and (iii) 90 percent of profit sharing. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned.
     The company has determined that the investment alternatives for deferred compensation balances should generally be the same as the investment alternatives available under the company’s defined contribution plan. These investment alternatives may be changed at any time.
     During 2009, participants could choose to have their deferred compensation mirror the performance of one or more of the following mutual funds, each of which is managed by a third party (these alternatives are a subset of those offered to participants in the defined contribution plans): Northern Trust Short Term Investment Fund, Northern Trust Daily Aggregate Bond Fund Index, Barclays Global Investors Equity Index Fund, Northern Trust Russell 1000 Value Equity Index, Northern Trust Russell 1000 Growth Equity Index, Northern Trust Russell 2000 Equity Index, Barclays Global Investors Active International Equity, Barclays Global Investors Lifepath Funds (Lifestyle 2010), Barclays Global Investors Lifepath Funds (Lifestyle 2020), Barclays Global Investors Lifepath Funds (Lifestyle 2030) and Barclays Global Investors Lifepath Funds (Lifestyle 2040). In May, the Barclay’s Global Investors Active International Equity Fund was replaced by the Barclay’s Global Investors International Equity Index Fund. Effective December 1, 2009, (the date BlackRock, Inc. completed its acquisition of Barclays Global Investors) funds managed by Barclays were replaced with the following: BlackRock Equity Index Fund, BlackRock (EAFE) (Europe, Australia, Far East) Equity Index Fund, BlackRock Lifepath Index 2010 Fund, BlackRock Lifepath Index 2020 Fund, BlackRock Lifepath Index 2030 Fund, and BlackRock Lifepath Index 2040 Fund. The BlackRock Lifepath Index 2050 Fund and the BlackRock Lifepath Index Retirement Fund (which replaced the BlackRock Lifepath Index 2010 Fund) were added as investment options effective January 1, 2010. Prior to April 2005, participants could also choose to have their deferred compensation mirror the performance of TI’s common stock. Effective January 1, 2010, the TI stock fund was removed as an investment option and prior to its removal any amounts invested in the TI stock fund were automatically reinvested in the appropriate Lifepath fund based on each participant’s assumed retirement age.

PAGE 80 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

     From among the available alternatives, participants may change their instructions relating to their deferred compensation daily. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance. The company does not guarantee any minimum return on investments. A third party administers the company’s deferred compensation program.
     A participant may request distribution from the plan in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, a participant must meet the requirements of Section 409A of the IRC. Otherwise, a participant’s balance is paid pursuant to his distribution election and is subject to applicable IRC limitations.
     Amounts contributed by the company, and amounts earned and deferred by the participant for which there is a valid distribution election on file, will be distributed in accordance with the participant’s election. Amounts for which no valid distribution election is on file will be distributed three years from the date of deferral.5
     In the event of the participant’s death, the earliest date of payment is the first day of the second calendar month following the month of death.
     Like the balances under the non-qualified defined benefit pension plans, deferred compensation balances are unsecured obligations of the company. For amounts earned and deferred prior to 2010, a change in control does not trigger a distribution under the plan. For amounts earned and deferred after 2009, distribution occurs, to the extent permitted by Section 409A of the IRC, if the participant is involuntarily terminated within 24 months after a change in control.

Potential payments upon termination or change in control
None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control.

Termination
The following programs may result in payments to a named executive officer whose employment terminates. Most of these programs have been discussed above in the proxy statement. For a discussion of the impact of these programs on the compensation decisions for 2009, please see the Compensation Discussion and Analysis on pages 69-70.

Bonus. Our policies concerning bonus and the timing of payments are described on page 62. Whether a bonus would be awarded, and in what amount, to an executive officer whose employment has terminated would depend on the circumstances of termination. It may be presumed that no bonus would be awarded in the event of a termination for cause. If awarded, bonuses are paid by the company.

Qualified and non-qualified defined benefit pension plans. The purposes of these plans are described on page 69. The formula for determining benefits, the forms of benefit and the timing of payments are described on pages 77-78. The amounts disbursed under the qualified and non-qualified plans are paid, respectively, by the TI Employees Pension Trust and the company.

Deferred compensation plan. The purpose of this plan is described on page 69. The amounts payable under this program depend solely on the performance of investments that the participant has chosen for his plan balance. The timing of payments is discussed on pages 79-80. Amounts distributed are paid by the company.

Equity compensation. Depending on the circumstances of termination, grantees whose employment terminates may retain the right to exercise previously granted stock options and receive shares under outstanding restricted stock unit (RSU) awards. Please see pages 75-76. Most RSU awards include a right to receive dividend equivalents. The dividend equivalents are paid annually by the company in a single cash payment after the last dividend payment of the year.

Profit sharing. For a description of the purpose of this program, the formula for determining payments and the timing of payments, please see page 61. Like other U.S. employees, if a named executive officer remains employed through the end of the year, he will receive any profit sharing paid for that year. In the event of retirement or commencement of a bridge to retirement, any profit sharing will be paid for the portion of the year worked before retirement or the beginning of the bridge. In the event of termination due to disability or death, the officer or his beneficiaries would receive any profit sharing paid for the year. Profit sharing payments are made by the company.

Time bank. Based on years of employment with the company, employees accrue hours in a time bank. Time bank hours may be used for paid absences from the office such as vacation and sick days. Employees receive a cash payment for any time bank hours still outstanding on termination of employment. The amount paid is calculated by applying the employee’s base salary rate in effect at the

____________________

5	The named executive officers have made the following distribution elections for deferred compensation: Mr. Templeton, lump sum paid in January 2012; Mr. March, lump sum paid in January 2011; Mr. Lowe, lump sum paid in January 2012; Mr. Ritchie, lump sum paid in January 2011; and Mr. Delagi, lump sum paid in January 2012.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 81

time of termination to the number of hours remaining in the time bank. Time bank payments are made in a lump sum by the company. They are ordinarily paid no later than what would have been the employee’s next regular pay cycle.

Perquisites. Financial counseling is available to executive officers in the year after retirement. Otherwise, no perquisites continue after termination of employment.

     The following tables indicate the amounts for which each named executive officer would have been eligible if his employment had terminated on December 31, 2009, as a result of disability, death, involuntary termination for cause, resignation, or involuntary termination not for cause. Because none of the executive officers was eligible to retire as of December 31, 2009, no potential payments are stated assuming retirement.

Termination due to disability

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension	Deferred		Stock	Profit	Time
		Plan	Plan	Plan II	Compensation	RSUs	Options	Sharing	Bank
Name	Bonus	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	Total
Templeton	(1)	$807,461	$609,677	$128,200	$1,213,603	$20,626,151	$19,534,662	$63,084	$220,407	$43,203,245
March	(1)	$1,315,084	$349,792	$2,463,516	$92,491	$4,256,484	$3,657,300	$30,458	$89,424	$12,254,549
Lowe	(1)	$1,674,965	$654,107	$1,920,940	$734,272	$9,468,484	$3,561,800	$35,044	$73,874	$18,123,486
Ritchie	(1)	$1,716,946	$926,549	$3,296,868	$73,051	$6,080,684	$5,852,650	$29,349	$81,860	$18,057,957
Delagi	(1)	$1,661,638	$522,241	$1,012,075	$42,607	$4,907,984	$2,782,450	$28,166	$77,734	$11,034,895

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	The amount shown is the lump sum benefit payable at age 65 to the named executive officer in the event of termination as of December 31, 2009, due to disability, assuming the named executive officer does not request payment of his disability benefit until age 65. The assumptions used in calculating these amounts are the same as the age-65 lump-sum assumptions used for financial reporting purposes for the company’s audited financial statements for 2009 and are described in footnote 5 to the 2009 pension benefits table on page 77.

(3)	The amount shown is the lump sum benefit payable at age 65 to the named executive officers in the event of termination due to disability. The assumptions used are the same as those described in note 2 above.

(4)	The amount shown is the lump sum benefit payable at separation of service (as defined in the plan) in the event of termination due to disability. The assumptions used are the same as those described in note 2 above.

(5)	Aggregate account value as of December 31, 2009. The amounts shown in the 2009 non-qualified deferred compensation table on page 79 include the amounts shown in this column.

(6)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2009 ($26.06). Because the executive officer will retain his RSU awards in the event of termination and they will continue to vest according to their terms, all outstanding RSUs are assumed to be vested for purposes of this table. Please see the outstanding equity awards at fiscal year-end 2009 table on pages 73-74 for the number of unvested RSUs as of December 31, 2009, and page 76 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(7)	Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2009 ($26.06), multiplied by the number of shares under such options as of December 31, 2009.

(8)	Amounts earned in 2009.

(9)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2009.

PAGE 82 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Termination due to death

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension	Deferred		Stock	Profit	Time
		Plan	Plan	Plan II	Compensation	RSUs	Options	Sharing	Bank
Name	Bonus	(2)	(2)	(2)	(3)	(4)	(5)	(6)	(7)	Total
Templeton	(1)	$212,612	$153,336	$3,771	$1,213,603	$20,626,151	$19,534,662	$63,084	$220,407	$42,027,626
March	(1)	$221,761	$95,999	$746,095	$92,491	$4,256,484	$3,657,300	$30,458	$89,424	$9,190,012
Lowe	(1)	$238,451	$145,091	$862,482	$734,272	$9,468,484	$3,561,800	$35,044	$73,874	$15,119,498
Ritchie	(1)	$367,837	$256,866	$966,307	$73,051	$6,080,684	$5,852,650	$29,349	$81,860	$13,708,604
Delagi	(1)	$230,267	$116,786	$464,240	$42,607	$4,907,984	$2,782,450	$28,166	$77,734	$8,650,234

(1)	See note 1 to the Termination Due to Disability table.

(2)	Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date. The plan provides that in the event of death, the beneficiary receives 50 percent of the participant’s accrued benefit, reduced by the age-applicable joint and 50 percent survivor factor.

(3)	See note 5 to the Termination Due to Disability table.

(4)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2009 ($26.06). All outstanding RSUs are assumed to be vested for purposes of this table. Please see the Outstanding Equity Awards at Fiscal Year-End 2009 table on pages 73-74 for the number of unvested RSUs as of December 31, 2009, and see page 76 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(5)	See note 7 to the Termination Due to Disability table.

(6)	Amounts earned in 2009.

(7)	See note 9 to the Termination Due to Disability table.

Involuntary termination for cause

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension	Deferred				Profit	Time
	Bonus	Plan	Plan	Plan II	Compensation			Stock	Sharing	Bank
Name	(1)	(2)	(2)	(2)	(3)	RSUs		Options	(5)	(6)	Total
Templeton	—	$410,618	$296,033	$7,384	$1,213,603	$3,127,200	(4)	—	$63,084	$220,407	$5,338,329
March	—	$409,971	$177,057	$1,379,838	$92,491	—		—	$30,458	$89,424	$2,179,239
Lowe	—	$445,546	$271,991	$1,610,495	$734,272	—		—	$35,044	$73,874	$3,171,222
Ritchie	—	$717,305	$500,959	$1,884,494	$73,051	—		—	$29,349	$81,860	$3,287,018
Delagi	—	$416,788	$210,917	$840,803	$42,607	—		—	$28,166	$77,734	$1,617,015

(1)	It is presumed that in the event of termination for cause no bonus would be awarded.

(2)	Lump sum value of the December 31, 2009, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date.

(3)	See note 5 to the Termination Due to Disability Table.

(4)	Calculated by multiplying 120,000 vested RSUs by the closing price of the company’s common stock as of December 31, 2009 ($26.06).

(5)	Amounts earned in 2009.

(6)	See note 9 to the Termination Due to Disability table.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 83

Resignation; involuntary termination not for cause

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension	Deferred			Stock	Profit	Time
		Plan	Plan	Plan II	Compensation			Options	Sharing	Bank
Name	Bonus	(2)	(2)	(2)	(3)	RSUs		(5)	(6)	(7)	Total
Templeton	(1)	$410,618	$296,033	$7,384	$1,213,603	$3,127,200	(4)	$12,152,500	$63,084	$220,407	$17,490,829
March	(1)	$409,971	$177,057	$1,379,838	$92,491	—		$1,546,400	$30,458	$89,424	$3,725,639
Lowe	(1)	$445,546	$271,991	$1,610,495	$734,272	—		$451,000	$35,044	$73,874	$3,622,222
Ritchie	(1)	$717,305	$500,959	$1,884,494	$73,051	—		$3,075,150	$29,349	$81,860	$6,362,168
Delagi	(1)	$416,788	$210,917	$840,803	$42,607	—		$338,250	$28,166	$77,734	$1,955,265

(1)	See note 1 to the Termination Due to Disability table.

(2)	See note 2 to the Involuntary Termination for Cause table.

(3)	See note 5 to the Termination Due to Disability table.

(4)	See note 4 to the Involuntary Termination for Cause table.

(5)	Calculated as the difference between the grant price of all exercisable in-the-money options and the closing price of TI common stock as of December 31, 2009 ($26.06), multiplied by the number of shares under such options as of December 31, 2009.

(6)	Amounts earned in 2009.

(7)	See note 9 to the Termination Due to Disability table.

In the case of a resignation pursuant to a separation arrangement, an executive officer (like other employees above a certain job grade level) will typically be offered a 12-month paid leave of absence before termination, in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. The leave period will be credited to years of service under the pension plans described above. During the leave, the executive officer’s stock options will continue to become exercisable and his RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating profit sharing and benefits under the qualified and non-qualified pension plans. During a paid leave of absence an individual does not continue to accrue time bank hours. He retains medical and insurance benefits at essentially the same rates as active company employees during the paid leave of absence period.
     In the case of a separation arrangement in which the paid leave of absence expires when the executive officer will be at least 50 years old and have at least 15 years of employment with the company, the separation arrangement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached the earlier of age 55 with at least 20 years of employment or age 60 (bridge to retirement). The bridge to retirement will be credited to years of service under the qualified and non-qualified defined benefit plans described above. The executive officer will not receive profit sharing or accrue time bank hours for the period he is on a bridge to retirement, but he will retain medical and insurance benefits at essentially the same rates as active TI employees. For the effect of a bridge to retirement on equity compensation, please see the discussion on page 76.

Change in control
We have no program, plan or arrangement providing benefits triggered by a change in control except as described below. In fact, the only consequences of a change in control are the acceleration of payment of existing balances and the full vesting of certain outstanding equity awards.
     A change in control at December 31, 2009, would have triggered payment of the balance under the TI Employees Non-Qualified Pension Plan and a portion of the balance under the deferred compensation plan. Please see pages 78 and 80 for a discussion of the purpose of change in control provisions relating to the non-qualified defined benefit plans and the deferred compensation plan as well as the circumstances and the timing of payment.
     Please see pages 75-76 for further information concerning change in control provisions relating to stock options and RSU awards.
     For a discussion of the impact of these programs on the compensation decisions for 2009, please see pages 69-70.

PAGE 84 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

The following table indicates the amounts that would have been triggered for each executive officer had there been a change in control as of December 31, 2009. The actual amounts that would be paid out can only be determined at the time the change in control occurs.

			Non-
			Qualified	Non-
		Qualified	Defined	Qualified
		Defined	Benefit	Defined
		Benefit	Pension	Benefit	Deferred		Stock
		Pension	Plan	Pension	Compensation	RSUs	Options	Profit	Time
Name	Bonus	Plan	(2)	Plan II	(3)	(4)	(5)	Sharing	Bank	Total
Templeton	(1)	—	$296,033	—	$2,491,843	$20,626,151	$7,382,162	—	—	$30,796,189
March	(1)	—	$177,057	—	$79,321	$4,256,484	$2,110,900	—	—	$6,623,762
Lowe	(1)	—	$271,991	—	$1,133,482	$9,468,484	$3,110,800	—	—	$13,984,757
Ritchie	(1)	—	$500,959	—	$66,026	$6,080,684	$2,777,500	—	—	$9,425,169
Delagi	(1)	—	$210,917	—	$59,405	$4,907,984	$2,444,200	—	—	$7,622,506

(1)	See note 1 to the Termination Due to Disability table.

(2)	Lump sum value of the December 31, 2009, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date.

(3)	Shown is the amount earned and deferred prior to 2005. See page 80 for a discussion of the effect of a change in control on an executive officer’s deferred compensation account.

(4)	Calculated by multiplying the number of outstanding RSUs by the closing price of the company’s common stock as of December 31, 2009 ($26.06).

(5)	Upon a change in control meeting the standard definition (please see page 75), all outstanding options granted before 2010 become immediately exercisable. Calculated as the difference between the grant price of in-the-money options not already exercisable and the closing price of the company’s common stock as of December 31, 2009 ($26.06), multiplied by the number of those options as of December 31, 2009.

Audit Committee report

The Audit Committee of the board of directors has furnished the following report:
     As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.
     The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.
     The committee has discussed with the independent registered public accounting firm, Ernst & Young, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.
     The committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence.
     Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2009 for filing with the SEC.

Pamela H. Patsley, Chair	David L. Boren	Stephen P. MacMillan	Wayne R. Sanders

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 85

Proposal to ratify appointment of independent registered public accounting firm

The Audit Committee of the board has appointed Ernst & Young LLP to be TI’s independent registered public accounting firm for 2010.
     The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.
     Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.
     The company has paid fees to Ernst & Young for the services described below:

Audit fees. Ernst & Young’s Audit Fees were $6,774,000 in 2009 and $7,277,000 in 2008. The services provided in exchange for these fees were our annual audit, including the audit of internal control over financial reporting, reports on Form 10-Q, and statutory audits required internationally.

Audit-related fees. In addition to the Audit Fees, the company paid Ernst & Young $563,000 in 2009 and $556,000 in 2008. The services provided in exchange for these fees included employee benefit plan audits, access to Ernst & Young’s online research tool, environmental certification audits, energy-usage certification audits for two non-U.S. subsidiaries and a research and development certification audit for a non-U.S. subsidiary.

Tax fees. Ernst & Young’s fees for professional services rendered for tax compliance (preparation and review of tax returns), tax advice and tax planning (including expatriate tax services) were $407,000 in 2009 and $495,000 in 2008.

All other fees. Ernst & Young’s fees for all other professional services rendered were $22,000 in 2009 and $38,000 in 2008 for audit services for the TI Foundation, as well as for various training programs.

Pre-approval policy. The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

     Annually the independent registered public accounting firm and the Director of Internal Audits present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). For each service listed in those categories, the Committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.
     In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the Committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair reports pre-approval decisions to the Audit Committee and seeks ratification of such decisions at the Audit Committee’s next scheduled meeting.
     The Audit Committee or its Chair pre-approved all services provided by Ernst & Young during 2009.

     The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2010.

Additional information

Voting securities
As of February 16, 2010, 1,241,951,662 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 16, 2010, may vote at the meeting or any adjournment of the meeting.

PAGE 86 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

Security ownership of certain beneficial owners
The following table shows the only person who has reported beneficial ownership of more than 5 percent of the common stock of the company. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

	Shares Owned at	Percent
Name and Address	December 31, 2009	of Class
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	67,452,365 (1)	5.38%

(1)	TI understands that BlackRock, Inc. has sole dispositive power and sole voting power for these shares.

Security ownership of directors and management
The following table shows the beneficial ownership of TI common stock by directors, nominees for director, the named executive officers and all executive officers, directors and nominees as a group. Each director, nominee and named executive officer has sole voting and sole investment power with respect to the shares owned. The table excludes shares held by a family member if a director, nominee or executive officer has disclaimed beneficial ownership. No director, nominee or executive officer has pledged shares of TI common stock.

	Shares Owned at	Percent
Name	December 31, 2009	of Class
Directors and Nominees (1)
J. R. Adams.	158,971	*
R. W. Babb, Jr.	—	*
D. L. Boren	102,105	*
D. A. Carp	142,585	*
C. S. Cox	53,139	*
D. R. Goode	144,307	*
S. P. MacMillan	9,960	*
P. H. Patsley	68,158	*
W. R. Sanders	119,568	*
R. J. Simmons	125,835	*
R. K. Templeton	5,553,838	*
C. T. Whitman	70,228	*

Management (2)
K. P. March	819,783	*
G. A. Lowe	1,250,491	*
K. J. Ritchie	1,315,871	*
R. G. Delagi	871,400	*
All executive officers and directors as a group (3)	16,077,971	1.30%

*	less than 1 percent

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 87

(1)	Included in the shares owned shown above are:

		Shares		Shares
		Credited		Credited
	Shares	to 401(k) and	Restricted	to Deferred
	Obtainable	Profit Sharing	Stock Units	Compensation
Director	within 60 Days	Accounts	(in shares) (a)	Account (b)
J. R. Adams	95,500	—	26,012	34,014
R. W. Babb, Jr. (c)	—	—	2,000	—
D. L. Boren	68,000	—	30,380	3,725
D. A. Carp	95,500	—	16,164	30,921
C. S. Cox	40,500	—	9,500	—
D. R. Goode	95,500	—	21,132	27,675
S. P. MacMillan	1,750	—	4,500	2,710
P. H. Patsley	40,500	—	9,500	18,158
W. R. Sanders	95,500	—	17,100	1,368
R. J. Simmons	95,500	—	15,500	14,835
R. K. Templeton	4,613,871	11,625	791,487	—
C. T. Whitman	55,500	—	9,500	5,228

	(a)	The non-employee directors’ restricted stock units granted before 2007 are settled in TI stock generally upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors. Restricted stock units granted after 2006 are settled in TI stock generally upon the fourth anniversary of the grant date.

	(b)	The shares in deferred compensation accounts are issued following the director’s termination of service.

	(c)	Mr. Babb was elected to the board effective March 15, 2010. As of that date he will be granted 2,000 restricted stock units pursuant to the terms of the 2009 Director Compensation Plan. For a discussion of that plan, please see page 59.

(2)	Included in the shares owned shown above are:

		Shares
		Credited
	Shares	to 401(k) and	Restricted
	Obtainable	Profit Sharing	Stock Units
Executive Officer	within 60 Days	Accounts	(in shares)
K. P. March	645,806	1,875	163,334
G. A. Lowe	880,256	3,613	363,334
K. J. Ritchie	1,067,600	8,154	233,334
R. G. Delagi	671,895	10,853	188,334

(3)	Includes:

	(a)	12,658,272 shares obtainable within 60 days;

	(b)	52,364 shares credited to 401(k) and profit sharing stock accounts;

	(c)	2,957,754 shares subject to restricted stock unit awards; for the terms of these restricted stock units, please see pages 58-60 and 75-76; and

	(d)	138,633 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Related person transactions
Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals specified below in connection with any related person transaction. The policy applies to transactions in which:
     1. TI or any TI subsidiary is or will be a participant;
     2. The amount involved exceeds or is expected to exceed $100,000 in a fiscal year; and

PAGE 88 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

3.	Any of the following (a “related person”) has or will have a direct or indirect interest:
	(a)	A TI director or executive officer, or an Immediate Family Member of a director or executive officer;
	(b)	A stockholder owning more than 5 percent of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5 percent stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5 percent stockholder as having an ownership interest in TI stock (individually or collectively, a “5 percent holder”); or
	(c)	An entity in which someone listed in (a) or (b) above has a 5 percent or greater ownership interest, by which someone listed in (a) or (b) is employed, or of which someone listed in (a) or (b) is a director, principal or partner.
     For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5 percent holder.
     The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.

Approval required

Arrangement involving:	Approval required by:
Executive officer who is also a member of the TI board, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Governance and Stockholder Relations Committee

Chief compliance officer, any of his or her Immediate Family Members, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Governance and Stockholder Relations Committee

Any other director or executive officer, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Chief compliance officer in consultation with the Chair of the Governance and Stockholder Relations Committee

A 5 percent holder	Governance and Stockholder Relations Committee

No member of the Governance and Stockholder Relations Committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.
     The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to: the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (a) was the result of undue influence from the related person or (b) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.
     No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.
     The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved pursuant to the process set forth above shall be terminated as soon as practicable.

Compensation committee interlocks and insider participation
During 2009, Mr. Carp, Ms. Cox, and Mr. Goode served on the Compensation Committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of TI served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our board of directors or a member of the Compensation Committee.

Cost of solicitation
The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 89

     Without receiving additional compensation, officials and regular employees of TI may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Stockholder proposals for 2011
If you wish to submit a proposal for possible inclusion in TI’s 2011 proxy material, we must receive your notice, in accordance with rules of the SEC, on or before November 4, 2010. Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, Texas, 75243, Attn: Secretary.
     If you wish to submit a proposal at the 2011 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 15, 2011.
     All suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by TI’s management. To ensure that your suggestions receive appropriate review, the G&SR Committee from time to time reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. Please see page 54 for information on contacting the board.

Vote required

Quorum
A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes (see below) are counted as present for purposes of establishing a quorum.

Broker non-votes
Broker non-votes occur when a beneficial owner holding company stock through a broker does not provide the broker with voting instructions as to the election of directors or any other matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.

Election of directors
Directors must be elected by a majority of the votes present at the meeting and entitled to be cast in the election. You may vote “for,” “against,” or “abstain.” Abstentions have the same effect as votes “against.” Broker non-votes are not counted as votes “for” or “against.”

Ratification of the appointment of the independent registered accounting firm and other matters
The appointment of the auditors is ratified, and any other matter that may be submitted at the meeting is approved, if a majority of the votes present at the meeting vote “for” the proposal. You may vote “for,” “against” or “abstain.” Abstentions and broker non-votes have the same effect as votes “against.”

Benefit plan voting
If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 12, 2010, in the manner described in the notice of meeting.
     Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 12, 2010, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

Section 16(a) beneficial ownership reporting compliance
Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. During 2009, all reports were timely filed.

Telephone and Internet voting

Registered stockholders and benefit plan participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at www.proxyvote.com.

PAGE 90 ■ TEXAS INSTRUMENTS 2010 PROXY STATEMENT

     The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. TI has been advised by counsel that the telephone and Internet voting procedures, which have been made available through Broadridge Investor Communication Solutions, Inc., are consistent with the requirements of applicable law.

Stockholders with shares registered in the name of a brokerage firm or bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.
     Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Stockholders sharing the same address
To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules which permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic delivery of proxy materials
As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years. After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to request electronic delivery, please visit www-us.computershare.com/investor or call TI Investor Relations at (972) 995-3773 for more information. If you are a participant in a TI benefit plan and would like to request electronic delivery, please call TI Investor Relations for more information.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 15, 2010. This 2010 proxy statement and the company’s 2009 annual report are accessible at: www.proxyvote.com.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and General Counsel

March 4, 2010
Dallas, Texas

TEXAS INSTRUMENTS 2010 PROXY STATEMENT ■ PAGE 91

Directions and other annual meeting information

Directions

From DFW airport: Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the North entrance to the building.

From Love Field airport: Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the North entrance to the building.

Parking
There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

Security
Please be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

ATTN: JANE NAHRA
7839 CHURCHILL WAY
MS 3999
DALLAS, TX 75251

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on April 14, 2010.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Time) on April 12, 2010.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M19935-P89157-Z51743	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TEXAS INSTRUMENTS INCORPORATED
The Board of Directors recommends you vote FOR each of the nominees for director and the following proposal:
Vote on Directors

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. R. W. Babb, Jr.	☐	☐	☐

	1b. D. L. Boren	☐	☐	☐

	1c. D. A. Carp	☐	☐	☐

	1d. C. S. Cox	☐	☐	☐

	1e. D. R. Goode	☐	☐	☐

	1f. S. P. MacMillan	☐	☐	☐

	1g. P. H. Patsley	☐	☐	☐

	1h. W. R. Sanders	☐	☐	☐

	1i. R. J. Simmons	☐	☐	☐

	1j. R. K. Templeton	☐	☐	☐

	1k. C. T. Whitman	☐	☐	☐
Vote on Proposal		For	Against	Abstain

2.	Board proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 15, 2010

You are invited to attend the 2010 annual meeting of stockholders on Thursday, April 15, 2010, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2010 Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com

M19936-P89157-Z51743
PROXY FOR ANNUAL MEETING TO BE HELD APRIL 15, 2010
This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DANIEL A. CARP, PAMELA H. PATSLEY, RUTH J. SIMMONS, RICHARD K. TEMPLETON, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 15, 2010, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposal and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of director nominees and the board proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 12, 2010, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT - On the reverse side of this card are procedures on how to vote the shares.
Please consider voting by Internet or telephone.

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

RECORD DATE: February 16, 2010
MEETING DATE: April 15, 2010
CUSIP NUMBER: 882508104

You are cordially invited to attend the 2010 annual meeting of stockholders on Thursday, April 15, 2010, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, a board proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010, and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications via the Internet. This e-mail contains instructions for viewing the Texas Instruments 2010 Proxy Statement and Annual Report for 2009 and for voting your shares.

Please read the instructions carefully before proceeding.

VIEWING THE PROXY MATERIALS AND VOTING YOUR SHARES Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposals to be voted on.

You can enter your voting instructions and view the shareholder material at the following Internet site.  If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Registered shares must be voted by 11:59 p.m. (Eastern Time) on April 14, 2010. Shares allocable to a Texas Instruments (TI) benefit plan must be voted by 11:59 p.m. (Eastern Time) on April 12, 2010.

To enter your vote you will need the following:

CONTROL NUMBER: 012345678901
YOUR 4-DIGIT PIN NUMBER

If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

If you would like to cancel your enrollment, or change your e-mail address or  PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN.  If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com.

Your InvestorDelivery Enrollment Number is:                                 M012345678901

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to the plan account as well as other shares registered in your name.  As a "named fiduciary" under the plans for TI shares allocable to the plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee.  The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 12, 2010, those shares will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received.  If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings are listed under other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

At the proxyvote.com link above, you can access the proxy materials in both PDF and HTML formats.

You may also view the proxy materials in HTML and PDF at:

Annual Report (HTML)
http://investor.ti.com/2009annualreport/index.html

Annual Report (PDF)
http://investor.ti.com/2009annualreport/pdf.cfm

Proxy Statement (HTML)
http://investor.ti.com/2010proxy/index.html

Proxy Statement (PDF)
http://investor.ti.com/2010proxy/pdf.cfm

To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site:
http://www.adobe.com/products/acrobat/readstep2.html

There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PAPER COPIES - You may receive paper copies of the Proxy Statement and Annual Report free of charge by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

March 4, 2010

Meeting Material(s)

2010 Annual Meeting of Shareholders Thursday, April 15, 2010 For holders as of: 02/16/2010 Cusip: 882508-104	Annual Report Annual Report Proxy Statement Proxy Statement

As your vote is very important, we recommend that all voting instructions be received at least one business day prior to the voting cut-off time stated in the proxy materials. Scroll down for proxy instructions and voting.

To vote via telephone, call 1-800-690-6903.

PROXY BALLOT

TEXAS INSTRUMENTS INCORPORATED

2010 Annual Meeting of Shareholders
To be held on 04/15/2010 for holders of record as of 02/16/2010

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 15, 2010
This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DANIEL A. CARP, PAMELA H. PATSLEY, RUTH J. SIMMONS, RICHARD K. TEMPLETON, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 15, 2010, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposal and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of director nominees and the board proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 12, 2010, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT - On the reverse side of this card are procedures on how to vote the shares.
Please consider voting by Internet or telephone.

Recommendations of the Board of Directors:

Choose this option if you would like to vote your shares with the recommendations of the Board of Directors. See below or refer to the proxy statement for details on the recommendations.

Vote with the Board's Recommendations

	Proposal(s)	Recommendations of the Board of Directors	Vote Options
1A	ELECTION OF DIRECTOR: R.W. BABB, JR.	For	¡ For ¡ Against ¡ Abstain
1B	ELECTION OF DIRECTOR: D.L. BOREN	For	¡ For ¡ Against ¡ Abstain
1C	ELECTION OF DIRECTOR: D.A. CARP	For	¡ For ¡ Against ¡ Abstain
1D	ELECTION OF DIRECTOR: C.S. COX	For	¡ For ¡ Against ¡ Abstain
1E	ELECTION OF DIRECTOR: D.R. GOODE	For	¡ For ¡ Against ¡ Abstain
1F	ELECTION OF DIRECTOR: S.P. MACMILLAN	For	¡ For ¡ Against ¡ Abstain
1G	ELECTION OF DIRECTOR: P.H. PATSLEY	For	¡ For ¡ Against ¡ Abstain
1H	ELECTION OF DIRECTOR: W.R. SANDERS	For	¡ For ¡ Against ¡ Abstain
1I	ELECTION OF DIRECTOR: R.J. SIMMONS	For	¡ For ¡ Against ¡ Abstain
1J	ELECTION OF DIRECTOR: R.K. TEMPLETON	For	¡ For ¡ Against ¡ Abstain
1K	ELECTION OF DIRECTOR: C.T. WHITMAN	For	¡ For ¡ Against ¡ Abstain
02	BOARD PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.	For	¡ For ¡ Against ¡ Abstain